EXHIBIT 10.1

Execution Version

CREDIT AGREEMENT

dated as of December 17, 2024

between

OVERLAND FINANCING B, LLC

and

BNP PARIBAS SA

_____________________

Table of Contents

i

ii

SCHEDULES:

Schedule 1 Eligibility Criteria

Schedule 2 Concentration Limits

Schedule 3 Authorized Dealers

EXHIBITS:

Exhibit A Form of Note

Exhibit B Form of Written Borrowing Request

Exhibit C Form of Closing Certificate

Exhibit D Form of Compliance Certificate

Exhibit E Form of Security Agreement

Exhibit F Form of Control Agreement

Exhibit G-1 Form of U.S. Tax Compliance Certificate

Exhibit G-2 Form of U.S. Tax Compliance Certificate

Exhibit G-3 Form of U.S. Tax Compliance Certificate

Exhibit G-4 Form of U.S. Tax Compliance Certificate

Exhibit H Form of Daily Collateral Report

Exhibit I Form of Ratio Report

iii

This CREDIT AGREEMENT (as amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), dated as of December 17, 2024, is entered into by and between Overland Financing B, LLC, a Delaware limited liability company (the “Borrower”) and BNP Paribas SA.

The parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1 Defined Terms

As used in this Credit Agreement, the following terms have the meanings specified below:

“1934 Act Reports” means the Company’s Registration Statement on Form 10 originally filed with the SEC on September 26, 2023, as amended, and any subsequent annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K.

“ABR Loan” means a Loan (or any portion thereof) denominated in Dollars and bearing interest based on the Alternate Base Rate.

“Adjusted Asset Coverage” means, as of any date, the ratio on such date of (a) Adjusted Net Assets to (b) Total Liabilities that are Senior Securities Representing Indebtedness.

“Adjusted Net Assets” means, as at any date of determination, an amount equal to (a) the Net Asset Value minus (b) without duplication, the Total Liabilities of the Fund and its Subsidiaries that are not Senior Securities on such date. For purposes of calculating the Adjusted Net Assets, the liability in respect of any Financial Contract shall be equal to the net amount, if any, that the Fund or its Subsidiaries, as applicable, would be obligated to pay to the applicable counterparty thereto if such Financial Contract and the transactions thereunder terminated at such time in accordance with the terms thereof on a complete no-fault basis.

“Administrator” means Centerbridge Services Group, LLC or any replacement therefor acceptable to the Bank in its reasonable discretion.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” means any Loan Party, any Subsidiary thereof, or any officer, director, trustee, employee or Affiliate of any Loan Party or any such Subsidiary, or any agent of any Loan Party or any such Subsidiary that will act in any capacity with respect to this Credit Agreement.

“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Aggregate Adjusted Collateral Value” means, on any date of determination, the amount equal to:

(a) the balance standing to the credit of the Collateral Account (adjusted to add the amount of any Sale Price in respect of any Collateral Obligation that has been sold on a Traded but not yet Settled basis and to remove the amount of any Purchase Price in respect of any Collateral Obligation that has been purchased on a Traded but not yet Settled basis either (i) if such date of determination is prior to March 3, 2025, at any time or (ii) if such date of determination is on or after March 3, 2025, within the immediately preceding sixty (60) days (or Traded at any time with respect to primary transactions));

plus

(b) the Collateral Values of each Eligible Collateral Obligation (adjusted to include any Collateral Obligation that has been purchased on a Traded but not yet Settled basis and to remove any Collateral Obligation that has been sold on a Traded but not yet Settled basis either (i) if such date of determination is prior to March 3, 2025, at any time or (ii) if such date of determination is on or after March 3, 2025, within the immediately preceding sixty (60) days (or Traded at any time with respect to primary transactions); provided, in each case, that such Collateral Obligation is otherwise an Eligible Collateral Obligation);

minus

(c) the Excess Concentration Amount.

“Aggregate Loan Balance” means the aggregate amounts of all outstanding Loans.

“Aggregate Portfolio Criteria Amount” means, on any date of determination, the greater of (a) $200,000,000 and (b) amount equal to:

(i) the balance standing to the credit of the Collateral Account, as adjusted pursuant to paragraph (a) of the definition of Aggregate Adjusted Collateral Value; plus

(ii) the Collateral Value of each Eligible Collateral Obligation, as adjusted pursuant to paragraph (b) of the definition of Aggregate Adjusted Collateral Value.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) 1/2 of 1% plus the Federal Funds Rate in effect on such day and (c) 1% plus Term SOFR in effect on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate; provided that, if the Alternate Base Rate as so determined would be less than zero (0%), the Alternate Base Rate will be deemed to be zero (0%) for the purposes of this Credit Agreement.

“Anti-Corruption Law” means, with respect to any Affected Person, the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery, corruption or money laundering that are applicable to such Affected Person.

“Anti-Terrorism Law” means, with respect to any Person, any applicable law, rule or regulation related to money laundering or financing terrorism including (a) the Patriot Act, (b) The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), (d) the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.) and (e) Executive Order 13224 (effective September 24, 2001).

“Applicable Accounting Principles” means, with respect to the Borrower, those accounting principles required by the ICA and prescribed by the SEC for the Borrower and, to the extent not so required or prescribed, GAAP.

“Applicable Margin” means, (x) with respect to any Term SOFR Loan, 1.45% and (y) with respect to any ABR Loan, 0.45%, provided that the Bank and the Borrower may agree to change the Applicable Margin upon the date of any extension, pursuant to Section 2.3 hereof.

“Applicable Money Market” means any money market applicable to Term SOFR Loans.

“Applicable Rate” means, as of any date, a rate per annum equal to, with respect to each (i) Term SOFR Loan, Term SOFR plus the Applicable Margin, and (ii) ABR Loan, the Alternate Base Rate plus the Applicable Margin.

“Approved Amount” means $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

“Approved Auditor” shall mean any of the big “four” accounting firms, or such other accounting firm as may be acceptable to the Bank, acting reasonably.

“Approved Valuation Firm” means Murray, Devine & Co., Houlihan Lokey, Duff & Phelps, Lincoln Advisors, Valuation Research Corporation, Alvarez & Marsal (and any of their respective Affiliates that are clearly identifiable as such solely on the basis of such Affiliate’s name), and, with respect to any Eligible Collateral Obligation, any other valuation firm or independent financial advisor of recognized national standing that is experienced in conducting valuations of the underlying asset class; provided that any other valuation firm or independent financial advisor recognized as being experienced in conducting valuations of Eligible Collateral Obligations or other secured loans may be added as an “Approved Valuation Firm” with the consent of the Bank (such consent not to be unreasonably withheld, delayed or conditioned).

“Authorized Dealer” means each of the broker-dealers set forth on Schedule 3 hereto or any of their respective Affiliates or successors, or any other institution agreed in writing from time to time between the Borrower and the Bank.

“Authorized Signatory” means any duly authorized officer or other authorized Person of any Loan Party, provided that the Bank shall have received a signed certificate of an officer of each Loan Party bearing a specimen signature of such officer or other Person.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for Dollars, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.5(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” means BNP Paribas SA and any of its successors or assignees; provided that, at any time that the Bank shall have assigned its rights in part, pursuant to Section 9.4 hereof, any action requiring the consent or vote of the Bank shall require the holders of a majority of the Loans, except for the matters described in Section 9.2(c) hereof which shall require all holders of the Loans.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time), and, in each case, as implemented by Bank’s primary U.S. federal bank regulatory authority.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date (if applicable) has occurred with respect to the Term SOFR Reference Rate or a then-current Benchmark, then

“Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.5(b).

“Benchmark Replacement” means with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Bank and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than zero, such Benchmark Replacement will be deemed to be zero for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars, or swap transaction under ISDA, as applicable, at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein solely to the extent such event applies to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for Dollars, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to the then-current Benchmark for Dollars, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.5 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.5.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Request” means a request in accordance with Section 2.2 for a Loan or a conversion or continuation of a Loan and, if required in writing, in the form of Exhibit B.

“Broadly Syndicated Loan” means a debenture, loan or other extension of credit that (a) is a syndicated commercial loan and (b) has a tranche size of not less than $100,000,000 (without consideration of reductions thereon from scheduled amortization payments).

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Centerbridge” means Centerbridge Partners, L.P.

“Change in Circumstance” means any Change in Law that shall (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank or (b) impose on the Bank or any Applicable Money Market any other condition affecting this Credit Agreement or any Loan.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by the Bank (or, for purposes of Section 3.3, by any lending office of the Bank or by the Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, regulations, directives or published interpretations thereunder or issued in connection therewith relating to capital, liquidity and leverage requirements and (y) all rules, regulations, directives or published interpretations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Account” means each deposit account and securities account of the Borrower that is subject to the Control Agreement.

“Collateral Obligation” means a Broadly Syndicated Loan owned legally and beneficially by the Borrower.

“Collateral Value” means, in respect of a Collateral Obligation as of any date of determination:

(a) the amount of the sum of, for each Collateral Obligation:

(i) the Principal Balance of such Collateral Obligation; multiplied by

(ii) the Current Price of such Collateral Obligation; and

(b) if such Collateral Obligation is subject to an Investment Default, the Collateral Value of such Collateral Obligation will be zero.

“Collateral Value Ratio” means, on any date of determination, the ratio of the Aggregate Loan Balance to the Aggregate Adjusted Collateral Value on that date (expressed as a percentage).

“Collateral Value Test” shall be satisfied on any date of determination if the Aggregate Loan Balance is less than the Aggregate Adjusted Collateral Value multiplied by 75%.

“Collections” means all cash collections and other cash proceeds with respect to any Collateral, including, without limitation, (i) all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Collateral, (ii) all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral, (iii) all amendment fees, late fees, waiver fees, prepayment fees (including call premiums, to the extent such call premiums are in excess of par), (iv) all recoveries with respect to such Collateral, (v) all insurance proceeds, (vi) all proceeds of any sale or disposition with respect to such Collateral, (vii) all returns, profits, distributions and similar amounts received with respect to such Collateral and (viii) all other cash proceeds or other funds received by any Loan Party with respect to such Collateral (including from any guarantors), but excluding (a) any amounts received by any Loan Party from or on behalf of an Underlying Obligor in respect of such Collateral following the sale of such Collateral by any Loan Party that such Loan Party is required to pay to the purchaser of such Collateral, so long as such amounts are not included in the net proceeds reported to be received by such Loan Party from such sale and (b) any amounts in respect of indemnities received by any Loan Party but owing to parties other than any Loan Party in connection with any Collateral.

“Commitment” means the commitment of the Bank hereunder to make Loans to the Borrower in an aggregate principal amount equal to the Committed Facility Amount.

“Committed Facility Amount” means, as of any date, the amount set forth in the table below opposite such date (or the applicable range of dates), as such commitment may be reduced from time to time pursuant to Section 2.3 or increased from time to time pursuant to Section 2.8.

Date	Committed Facility Amount
From the Effective Date to but excluding the Facility Availability Date	$0
From the Facility Availability Date through and including March 31, 2025	$310,000,000

From April 1, 2025 through and including June 30, 2025	$290,000,000
From July 1, 2025 through and including September 30, 2025	$215,000,000
From October 1, 2025 through and including the Scheduled Facility Termination Date (only applicable if the Scheduled Facility Termination Date has been extended beyond September 30, 2025)	$0

“Commitment Fee Rate” means, for each calendar quarter, a rate per annum equal to (a) for any calendar quarter in which the average Principal Obligations is less than or equal to 50% of the Committed Facility Amount, 0.70%, (b) for any calendar quarter in which the average Principal Obligations is greater than 50% of the Committed Facility Amount but less than or equal to 65% of the Committed Facility Amount, 0.30%, (c) for any calendar quarter in which the average Principal Obligations is greater than 65% of the Committed Facility Amount but less than or equal to 75% of the Committed Facility Amount, 0.20% and (d) for any calendar quarter in which the average Principal Obligations is greater than 75% of the Committed Facility Amount, 0.00%.

“Concentration Limits” has the meaning given to it in Schedule 3 (Concentration Limits).

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Bank decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Bank decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control Agreement” has the meaning set forth in Section 5.1(f).

“Current Price” means, in respect of a Collateral Obligation, the value of such Collateral Obligation, as determined by the Bank on a daily basis in accordance with Section 1.7 as follows:

(i) with respect to any Collateral Obligation for which three (3) or more bids are quoted and available from an External Pricing Source, the Current Price shall be equal to the bid price for such assets most recently quoted by such External Pricing Source; and

(ii) with respect to any other Collateral Obligation, the Current Price shall be equal to an amount determined by the Bank, acting reasonably and in a manner consistent with any assigned value assigned by the Bank or any Affiliate thereof in respect of the tranche of which such Collateral Obligation is a part, subject to dispute rights in accordance with Section 1.7(c).

“Custodian” means Wilmington Trust, National Association, in its capacity as custodian under the Custody Agreement.

“Custody Agreement” means the Custody Agreement, dated as of December 12, 2024, by and between the Borrower and the Custodian, as amended, restated, supplemented or otherwise modified from time to time.

“Daily Collateral Report” has the meaning set forth in Section 6.1(d).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delayed Drawdown Loan” means a Broadly Syndicated Loan that (a) requires any Loan Party to make one or more future advances to the Underlying Obligor under the applicable Underlying Instruments, which funding requirement is not subject to any conditions (other than (i) the representations and warranties being true and correct at the time of borrowing, (ii) no default or event of default existing immediately prior to or after the time of borrowing, (iii) pro forma compliance with a financial covenant at the time of borrowing and/or (iv) the delivery of a borrowing notice or the taking of other administrative steps (including having the borrowing occur prior to a certain date)), (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Underlying Obligor thereunder; provided that any such Broadly Syndicated Loan will be a Delayed Drawdown Loan only to the extent of undrawn commitments and solely until all commitments by such Loan Party to make advances on such Broadly Syndicated Loan to the Underlying Obligor under the Underlying Instruments expire or are terminated or are reduced to zero.

“Discount Factor” means, with respect to any date of determination, the present value (expressed a percentage) of one Dollar ($1.00) discounted at the USDOIS curve as determined in a commercially reasonable manner to be mutually agreed between the Borrower and the Bank, and which corresponds to the number of days until the Scheduled Facility Termination Date.

“Disqualified Lenders” means (i) such Persons that have been mutually agreed between the Bank and the Borrower on or prior to the Effective Date as constituting “Disqualified Lenders”, (ii) those Persons who are competitors of the Borrower that are mutually agreed between the Bank and the Borrower from time to time, and (iii) in the case of each of clauses (i) and (ii), any Affiliates of such Persons that are either (a) identified in writing by the Borrower from time to time or (b) readily identifiable on the basis of such Affiliate’s name; provided that no permitted supplement or modification to the list of Disqualified Lenders will apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in accordance with Section 9.4.

“Dollars” or “USD” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 5.1.

“Eligible Collateral Obligation” means, on any date of determination, a Collateral Obligation that satisfies each of the Eligibility Criteria (as defined on Schedule 1) (or the Bank determines, in its sole discretion, that such Collateral Obligation can be deemed an Eligible Collateral Obligation notwithstanding that all of the applicable Eligibility Criteria have not been satisfied).

“Eligible Country” means the United States, France and Germany.

“Eligible Currency” means Dollars.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excess Concentration Amount” means an amount equal to (without double counting) the aggregate of the Collateral Value of each Eligible Collateral Obligation (as adjusted pursuant to paragraph (b) of the definition of Aggregate Adjusted Collateral Value) to the extent it causes any Concentration Limit to be exceeded; provided, that prior to March 3, 2025, the Excess Concentration Amount shall be deemed to be zero.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in a Loan, the Committed Facility Amount or the Uncommitted Facility Amount pursuant to a law in effect on the date on which (i) the Bank acquires such interest in a Committed Facility Amount or Uncommitted Facility Amount (other than pursuant to an assignment request by the Borrower) or (ii) the Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to the Bank’s assignor immediately before the Bank became a party hereto or to the Bank immediately before it changed its lending office, (c) Taxes attributable to the Bank’s failure to comply with Section 3.4(f) and (d) any withholding Taxes imposed under FATCA.

“External Pricing Source” means any of Loan Pricing Corporation, Mark-it Partners (formerly known as Loan X), Interactive Data Corporation, Bloomberg or another nationally recognized broker-dealer or nationally recognized quotation service mutually agreed from time to time by (a) the Bank and (b) the Borrower.

“Facility Availability Date” means January 2, 2025.

“Facility Termination Date” means the earlier to occur of (a) the Scheduled Facility Termination Date, and (b) the date on which the Bank’s obligations to make Loans shall have otherwise terminated or been terminated in accordance herewith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

“Federal Funds Rate” means, for any day, the greater of (a) 0.00% and (b) a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Bank.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Federal Reserve Form” means a Form FR U-1 duly completed by the Bank and executed by the Borrower, the statements made in which shall, in the reasonable opinion of the Bank, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Financial Contracts” means (a) any rate, basis, commodity, currency, debt, equity or other swap or swaption, (b) any put, cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt, equity or other futures or forward agreement, (d) any rate, basis, commodity, currency, debt, equity or other option, (e) any derivative, (f) any financial instrument whose value is derived from the value of something else, (g) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point or points in time, (h) any “swap agreement” within the meaning of Section 101(53B) of the Bankruptcy Code of the United States, (i) any foreign currency contract, repurchase agreement, reverse repurchase agreement, dollar roll, credit-linked note, indexed security, collateralized debt obligation, tender option bond, firm or standby commitment agreement, securities lending agreement, or when-issued contract, and (j) any similar arrangement.

“First Trigger Breach” has the meaning set forth in Section 2.4(c)(i).

“First Trigger Breach Notice” has the meaning set forth in Section 2.4(c)(i).

“Floor” means 0.00% per annum.

“Foreign Person” means any Person that is not a U.S. Person.

“Fund” means Overland Advantage, a Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company regulated as a business development company.

“Fund Guaranty” means the Collection Guaranty, dated as of the Effective Date, between the Fund and the Bank, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Fundamental Policies” means, collectively, (i) the provisions dealing with investment objectives, investment strategies, investment policies, permitted investments, investment limitations and restrictions and policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in its Organization Documents or the 1934 Act Reports, and (ii) all policies limiting the incurrence of Indebtedness by the Borrower set forth in its Organization Documents or the 1934 Act Reports.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America and, in each case, any subdivision of any of the foregoing whether provincial, state, territorial or local, and any agency, department, regulatory body, fiscal or monetary authority or other authority relating to financial institutions, central bank, commission, board, authority or instrumentality, bureau or court having jurisdiction over the Borrower, the Bank or any Secured Party or any of their respective businesses, operations, assets, or properties, including any supra-national bodies (such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business and reasonable indemnity obligations in the ordinary course of business. The amount of a Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or if not stated or determinable, the maximum reasonably anticipated liability thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guaranteed” has a meaning correlative thereto.

“IAA” means the Investment Advisers Act of 1940, as amended.

“ICA” means the Investment Company Act of 1940, as amended.

“Indebtedness” of any Person means at any date, without duplication, all of the following: (a) the principal amount of all obligations of such Person for borrowed money, (b) the principal amount of all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all non-contingent obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all obligations of such Person in respect of Senior Securities Representing Indebtedness, and (j) all Guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity solely to the extent the terms of such Indebtedness expressly provide that such Person is liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or investment to satisfy unperformed obligations of the seller of such asset or investment, (y) a commitment arising in the ordinary course of business to make a future investment or fund the delayed draw or unfunded portion of any existing investment, or (z) indebtedness of any Loan Party on account of the sale by such Loan Party of the first out tranche of any first lien loan that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is non-recourse to such Loan Party and (ii) would not represent a claim against such Loan Party in a bankruptcy, insolvency or liquidation proceeding of such Loan Party, in each case in excess of the amount sold or purportedly sold. For the avoidance of doubt, (x) amounts payable by the Borrower to repurchase or redeem limited liability company interests pursuant to tender by the Fund in a manner consistent with the Fund’s Organization Documents and the 1934 Act Reports (provided such repurchases or redemptions are not mandatory) and (y) the Borrower’s obligations to issue additional limited liability company interests to the Fund in consideration for additional paid-in capital, in each case, shall not constitute Indebtedness hereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.3(b).

“Indirect Fund” shall mean any “registered investment company” within the meaning of Section 8 of the ICA that has made or holds any investment made in reliance upon Sections 12(d)(1)(E), (F), (G) or (J) of the ICA (other than an investment made in reliance on Rule 12d1-1 thereunder).

“Insolvency Event” means, in relation to any Person, an event as described in Section 8.1(h), (i) or (j) with respect to such Person.

“Interest Payment Date” means quarterly on the 15th day of each January, April, July and October, commencing on April 15, 2025, and the Maturity Date; provided, that, (i) if such date is neither a Business Day nor the Maturity Date, the Interest Payment Date shall be the immediately following Business Day, unless such immediately following Business Day falls in the next succeeding calendar month, in which case the Interest Payment Date shall be the Business Day immediately preceding such date, and (ii) if such date is the Maturity Date and not a Business Day, the Interest Payment Date shall be the immediately following Business Day.

“Interest Period” means, with respect to any Loan, the period commencing on the date of the making of such Loan (or the last date upon which any other Loan was converted to, or continued as, such Loan) and ending on the earlier of (a) the date that is one (1) Business Day prior to the next Interest Payment Date (other than the Maturity Date) and (b) the Maturity Date.

“Investment” means, with respect to any Person, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Financial Contracts) of such Person to (a) currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Financial Contract, or (c) any other medium for investment.

“Investment Adviser” means, with respect to any Loan Party, the investment adviser or investment manager therefor.

“Investment Default” means, in respect of a Collateral Obligation, any of the following events has occurred and is continuing in respect of that Collateral Obligation:

(a) a default as to all or any portion of one or more payments of principal and/or interest has occurred after the earlier of (i) any grace period applicable thereto and (ii) five (5) Business Days, in each case, past the applicable due date;

(b) a default (other than a default described in clause (a) of this definition) has occurred under the applicable Underlying Instruments and for which the Borrower (or the agent or required lenders pursuant to the applicable Underlying Instruments, as applicable) has elected to exercise any of its rights or remedies under the applicable Underlying Instruments (including acceleration or foreclosing on collateral, but excluding any imposition of default interest);

(c) any portion of principal and/or interest (other than default interest) payable thereunder has been waived or forgiven by the holders of such obligation; or

(d) an Insolvency Event occurs with respect to the relevant Underlying Obligor.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local laws, statutes, treaties, rules, guidelines, directives, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means, with respect to (a) any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (b) any securities, any purchase option, call or similar right of a third party; provided, that "Lien" shall not include (x) in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the underlying documentation relating to such investment; and (y) in the case of investments that are equity securities, customary drag-along, tag-along, rights of first refusal and other similar rights in favor of other equity holders of the same issuer.

“Loan” means a loan made pursuant to Section 2.2.

“Loan Documents” means this Credit Agreement, the Security Documents, the Note, any and all other documents and instruments required to be executed and delivered by any Loan Party pursuant to this Credit Agreement that evidence or secure the Indebtedness contemplated hereby, together with all amendments, supplements or other modifications thereto, in each case as amended, supplemented or otherwise modified from time to time.

“Loan Party” means the Borrower and the Fund.

“Make Whole Fee” means, as of any date, with respect to any reduction and/or termination of the Committed Facility Amount in accordance with Section 2.3(b), an amount equal to the product of (a) (i) in the case of a reduction or termination of the Committed Facility Amount in part, the principal amount of such reduction or termination and (ii) in the case of a termination of the Committed Facility Amount in full, the Committed Facility Amount immediately prior to such termination, (b) the number of days until the Scheduled Facility Termination Date divided by 360, (c) 1.45% and (d) the Discount Factor.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Markit Depth” means the number of dealers providing a quote in respect of a Collateral Obligation on the IHS Markit platform (administered by IHS Markit Ltd).

“Material Adverse Effect” means a material adverse effect on (a) the business or financial condition of any Loan Party (excluding a change in general market conditions or values of the portfolio investments of any Loan Party), (b) the ability of any Loan Party to perform its material obligations under any Loan Document (c) the rights or benefits available to the Bank under any Loan Document, or (d) the legality, validity, binding nature or enforceability of the Credit Agreement or the other Loan Documents as to any Loan Party.

“Material Indebtedness” means Indebtedness of any Loan Party (other than Indebtedness under the Loan Documents) in an aggregate principal amount exceeding the Threshold Amount.

“Maturity Date” means the earlier to occur of (a) the Stated Maturity Date, and (b) the date on which the Principal Obligations shall become due and payable in accordance herewith.

“Measurement Date” means, as of any date, the date (if any) of the most recent audited financial statements of the Borrower delivered to the Bank pursuant to the terms of this Credit Agreement.

“Minimum Collateral Obligation Information” means the following information in respect of each Collateral Obligation or Underlying Obligor, as applicable (unless otherwise consented to by the Bank in its reasonable discretion):

(a) the CUSIP, ISIN, Loan ID and/or BBG ID, as applicable;

(b) the legal name of the Underlying Obligor and its jurisdiction of incorporation, sales and operations;

(c) the seniority of the Collateral Obligation;

(d) the currency, notional amount, purchase price, purchase date and issue date of the Collateral Obligation;

(e) the S&P Rating and/or Moody’s Rating of the Collateral Obligation, as applicable;

(f) the coupon type (i.e., fixed or floating), spread, floating rate base and all-in coupon of the Collateral Obligation;

(g) the drawn amount under the Collateral Obligation;

(h) whether or not the Collateral Obligation is delinquent (and, if so, a description of such delinquency); and

(i) the industry applicable to such Collateral Obligation.

“Minimum Information Requirements” means, with respect to any Collateral Obligation or Underlying Obligor, the following:

(a) the legal and beneficial owner of the Collateral Obligation;

(b) an overview of the transaction being funded by the initial drawing under the Collateral Obligation;

(c) details of the capital structure;

(d) a sources and uses statement;

(e) deal highlights and considerations;

(f) details of the principal deal risks;

(g) a summary of the commercial terms, security package and financial covenant levels of the Collateral Obligation;

(h) an overview of the company and industry description of the Underlying Obligor;

(i) a historical and projected financial overview (including, if the same has been prepared, a bank base case model with quality of earnings);

(j) a summary of the expected de-leveraging profile of the Collateral Obligation;

(k) a group structure chart setting out the shareholding of the Underlying Obligor and its Underlying Obligor Affiliates; and

(l) summary information on the management and (to the extent available) shareholders of the Underlying Obligor.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means, with respect to any Collateral Obligation, the public rating issued by Moody’s.

“Net Asset Value” means, as of any day of determination in respect of the assets of the Fund, the sum of the value of each asset of the Fund and its Subsidiaries computed in the manner as such value is required to be computed by the Fund in accordance with its Valuation Procedures and applicable law, including, without limitation, the ICA; provided that:

(a) the Net Asset Value of any asset shall be net of the Fund’s liabilities relating thereto, including without limitation all of the Fund’s obligations to pay any unpaid portion of the purchase price thereof; and

(b) when calculating the “Net Asset Value” of any asset, the Fund shall calculate such value monthly and in good faith using the Fund’s Valuation Procedures as in effect on such date.

“Non-Margin Assets” means assets of the Borrower which do not constitute Margin Stock, provided, that, for purposes of this definition, “Non-Margin Assets” shall not include “puts, calls or combinations thereof” within the meaning of Regulation U. Non-Margin Assets are valued in accordance with Regulation U.

“Non-Recourse Person” has the meaning assigned to such term in Section 1.4.

“Note” means the promissory note, substantially in the form of Exhibit A, payable to the order of the Bank and dated the Effective Date and all replacements thereof and substitutions therefor.

“Obligation” means all present and future indebtedness, obligations, and liabilities of the Loan Parties to the Bank and its Affiliates and all renewals and extensions thereof (including, the Loans), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and attorneys’ fees pursuant to Section 9.3 hereof or the corresponding section of any other Loan Document, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all present and future indebtedness, obligations and liabilities of the Loan Parties to the Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust, and (e) with respect to any other Person, the counterpart documents thereof.

“Other Connection Taxes” means with respect to the Bank, any Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permitted Investments” means all Investments of the Borrower (directly or indirectly, including through or in any Subsidiary), in each case (a) to the extent the Borrower has the power and authority under its Organization Documents to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by the Borrower is in conformity with its Organization Documents and the 1934 Act Reports.

“Permitted Liens” means Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Loan” means a Broadly Syndicated Loan that permits the Underlying Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Code.

“Preferred Security” means any security issued by any Loan Party other than a security constituting (a) Indebtedness or (b) common stock.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Bank as its prime commercial lending rate in Dollars; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit to borrowers.

“Principal Balance” means, with respect to any Collateral Obligation, as of any date of determination, the outstanding principal amount of such Collateral Obligation, excluding any capitalized interest.

“Principal Obligation” means the principal obligation of Loans as of such date.

“Prohibited Industry” means, any of the following being the primary and substantial industry or operation of the relevant Underlying Obligor:

(a) an industry and directly connected (including production and trade) with controversial weapons (anti-personnel landmines, cluster munitions, nuclear/atomic, biological and chemical weapons or depleted uranium munitions);

(b) assault weapons or firearms manufacturing;

(c) the pornography or adult entertainment industry;

(d) the production, trade or use of drift nets over 2.5 kilometres in length;

(e) the production of asbestos fibres;

(f) the production or trade in products containing PCBs (polychlorinated biphenyls);

(g) the trade in any plant or animal species or products governed by the Convention on International Trade in Endangered Species of Wild Fauna or Flora (“CITES”) which are not authorized by a CITES permit;

(h) the production, processing and/or sale of tobacco and/or tobacco related products; and

(i) the production, processing and/or sale of cannabis and/or cannabis related products.

“Purchase Price” means, for any Collateral Obligation, the consideration paid (or agreed to be paid in respect of any Collateral Obligation that has, as at the date of determination, been traded but not yet settled) by any Loan Party for such Collateral Obligation on the Trade Date (excluding any purchased accrued interest and any stamp duty or stamp duty reserve tax).

“Purchase Right” is defined in Section 8.2(b).

“Purchase Right Event” is defined in Section 8.2(b).

“Purchase Right Failure” is defined in Section 8.2(b).

“Ratio Report” has the meaning set forth in Section 6.1(e).

“Register” has the meaning assigned to such term in Section 2.4(e).

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Regulation D” means Regulation D of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Repackaging SPV” means Aries Capital Designated Activity Company or another repackaging special purpose vehicle agreed by the Borrower with the Bank, to which the Bank may transfer all or part of its Committed Facility Amount, Uncommitted Facility Amount or Loans in accordance with the provisions of this Credit Agreement.

“Repackaging SPV Transferred Interests” has the meaning assigned to such term in Section 9.4(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means (a) any dividend or other distribution by a Loan Party (whether in cash, securities or other property) with respect to any shares, units or other equity interests issued by such Loan Party, and (b) without duplication, any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, by a Loan Party on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance or termination of any such shares, units or other equity interests; provided, however, that any dividend or other distribution or other payment payable solely in shares of common stock of a Loan Party shall not constitute a “Restricted Payment”.

“Revolving Credit Facility Loan” means a loan (including revolving loans, funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments to make loans under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Underlying Obligor by any Loan Party and which provides that such borrowed money may be repaid and re-borrowed from time to time.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services, LLC business, and any successor thereto.

“S&P Rating” means, with respect to any Collateral Obligation, the public rating issued by S&P.

“Sale Price” means the consideration received (or to be received in respect of a Collateral Obligation that has, as at the date of determination, been traded but not yet settled) by any Loan Party for such Collateral Obligation on the Trade Date (excluding any purchased accrued interest and any stamp duty or stamp duty reserve tax or other similar financial transaction tax).

“Same Day Funds” means with respect to disbursements and payments, immediately available funds.

“Sanctioned Jurisdiction” means, at any time, a country or territory which is the subject or target of comprehensive country-based or region-based (not individual- or entity-based) Sanctions (which, at the time of this Credit Agreement, includes the so-called Donetsk People's Republic, the so-called Luhansk People's Republic, the Crimea regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including without limitation any Person that is (a) listed on a Sanctions-related list, as amended, supplemented, or substituted from time to time; (b) is organized, located, domiciled, incorporated or resident in a Sanctioned Jurisdiction; or (c) 50% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) and the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom and/or the European Union.

“Scheduled Facility Termination Date” means September 30, 2025 or such later date as the Borrower and the Bank shall agree pursuant to Section 2.3(d).

“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.

“Second Lien Loans” means a secured loan or similar debt obligation or security (including bonds) that is subordinated to a first lien obligation.

“Second Trigger Breach” has the meaning set forth in Section 2.4(c)(ii).

“Second Trigger Breach Notice” has the meaning set forth in Section 2.4(c)(ii).

“Secured Party” means, at any time, the Bank, and any Affiliate of the Bank to which Obligations are owed.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” has the meaning set forth in Section 5.1(e).

“Security Documents” means the Security Agreement, the Fund Guaranty, the Control Agreement and each other agreement, instrument or other document executed or delivered pursuant thereto.

“Senior Securities” has the meaning set forth in Section 18(g) of the ICA.

“Senior Securities Representing Indebtedness” has the meaning set forth in Section 18(g) of the ICA (but excluding any liabilities corresponding to derivatives or reverse repurchase transactions that are excepted from the asset coverage requirements of Section 18 of the ICA pursuant to Rule 18f-4 of the ICA).

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Specified Default” means a Default occurring under clause (a), (b), (h) or (i) of Section 8.1.

“Specified Event of Default” means an Event of Default occurring under clause (a), (b), (h) or (i) of Section 8.1.

“Stated Maturity Date” means, except as otherwise extended pursuant to Section 2.3(d), the Facility Termination Date.

“Status” has the meaning set forth in Section 4.16.

“Structured Finance Obligation” means any obligation:

(a) secured by, referenced to, or representing the value of, a pool of consumer receivables, auto loans, auto leases, equipment leases, home or commercial mortgages, corporate debt or sovereign debt obligations or similar assets;

(b) issued by a specially created investment vehicle established for the purposes of issuing such obligations and acquiring such assets; and

(c) payments on such obligations depend primarily on the cash flows generated by such assets and other rights designed to assure timely payment, such as a liquidity facility or other enhancement,

including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any re-securitisation thereof.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly or indirectly through one or more intermediaries, by such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the Term SOFR Reference Rate for a tenor of (a) with respect to any Term SOFR Loan, three (3) months and (b) with respect to any ABR Loan, one (1) month, in each case on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for such tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Loan” means a Loan (or any portion thereof) denominated in Dollars and bearing interest based on the Term SOFR (or, as applicable as of any date of determination, the related Benchmark Replacement therefor).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means, as of any date, the greater of (a) 3.0% of the Adjusted Net Assets, and (b) $10,000,000.

“Total Facility Amount” means, as of any date, the sum of the Committed Facility Amount and the Uncommitted Facility Amount as of such date.

“Total Liabilities” means, at any date, the sum of all liabilities of the Fund and its Subsidiaries which in accordance with GAAP would be classified as liabilities upon the consolidated statement of assets and liabilities of the Fund and its Subsidiaries prepared as of such date.

“Trade Date” has the meaning assigned to such term in Section 1.6(g).

“Transactions” means the (a) execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, (b) borrowing of the Loans and (c) use of the proceeds of the Loans.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncommitted Facility Amount” means as of any date, the option of the Bank hereunder to make Loans to the Borrower in its sole discretion in an aggregate principal amount equal to the amount set forth in the table below opposite such date (or the applicable range of dates).

Date	Uncommitted Facility Amount
From the Effective Date to but excluding the Facility Availability Date	$0

From the Facility Availability Date through and including March 31, 2025	$30,000,000
From April 1, 2025 through and including June 30, 2025	$40,000,000
From July 1, 2025 through and including September 30, 2025	$55,000,000
From October 1, 2025 through and including the Scheduled Facility Termination Date (only applicable if the Scheduled Facility Termination Date has been extended beyond September 30, 2025)	$175,000,000

“Underlying Instrument” means the loan agreement, credit agreement, indenture or other agreement pursuant to which a Collateral Obligation has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.

“Underlying Obligor” means, in respect of any Collateral Obligation, each Person obligated to pay Collections in respect of such Collateral Obligation, including any applicable guarantors; provided that for purposes of determining the domicile of an Underlying Obligor for purposes of the definitions of Concentration Limits and Collateral Obligation, the term “Underlying Obligor” shall only include the Person in respect of which the Collateral Obligation was principally underwritten.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.4(f).

“Valuation Procedures” means the Fund’s valuation procedures approved by the Fund’s Board of Trustees and as in effect on the Effective Date (a copy of which has been provided to the Bank on the Effective Date), or as modified from time to time in accordance with applicable Law and approved by the Fund’s Board of Trustees.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b)

with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3 Accounting Terms

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles. If at any time any change in Applicable Accounting Principles would affect the computation of any financial ratio or requirement set forth in this Credit Agreement and (i) the Borrower notifies the Bank that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (ii) the Bank so objects, then the Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or the Bank, as the case may be, or the Borrower and the Bank otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement shall be consistent with the Borrower’s financial statements pursuant to Section 6.1.

Section 1.4 Non-Recourse Persons

The Bank hereby agrees for the benefit of each and every trustee, director, and officer of, and each record owner of any outstanding shares of, the Fund (each a “Non-Recourse Person”) that (a) no Non-Recourse Person shall have any personal liability for any obligation of the Loan Parties under any Loan Document or other instrument or document delivered pursuant hereto or thereto; and (b) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of the Loan Parties under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by the Loan Parties hereunder or thereunder.

Section 1.5 Rates

The Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR, the Term SOFR Reference Rate, the Alternate Base Rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as Term SOFR, the Term SOFR Reference Rate, the Alternate Base Rate, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Bank and its affiliates or other related entities may engage in transactions that affect the calculation of Term SOFR, the Term SOFR Reference Rate, the Alternate Base Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Bank may select information sources or services in its reasonable discretion to ascertain Term SOFR, the Term SOFR Reference Rate, the Alternate Base Rate or any other Benchmark, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, except to the extent resulting from the gross negligence or willful misconduct of the Bank.

Section 1.6 Collateral Value Calculation Procedures

In connection with all calculations required to be made pursuant to this Credit Agreement with respect to any payments on any investment included in the Collateral, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to any amounts that may be received for deposit in the Collateral Account, the provisions set forth in this Section 1.6 apply. The provisions of this Section 1.6 apply to any determination or calculation that is covered by this Section 1.6, whether or not reference is specifically made to Section 1.6, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Collections on any Collateral will be made on the basis of information as to the terms of each such Collateral and upon reports of payments, if any, received on such Collateral that are furnished by or on behalf of the Underlying Obligor of such Collateral and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) Determinations of the Eligible Collateral Obligations, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the highest Aggregate Adjusted Collateral Value at the time of determination, it being understood that an Eligible Collateral Obligation (or portion thereof) that falls into more than one category of Eligible Collateral Obligations will be deemed, solely for purposes of such determinations, to fall only into the category that produces the highest such Aggregate Adjusted Collateral Value at such time (without duplication).

(c) All calculations required to be made hereunder with respect to the Collateral Obligations, Eligible Collateral Obligations and the Aggregate Adjusted Collateral Value will be made on a Trade Date basis and after giving effect to (x) all purchases or sales to be entered into on such Trade Date and (y) all Loans requested to be made on such Trade Date plus the balance of all unfunded Loans to be made in connection with the purchase by any Loan Party of previously requested Eligible Collateral Obligations; provided that the Borrower shall take commercially reasonable steps to ensure the settlement of Collateral Obligations which have been purchased or sold on a Traded but not yet Settled basis is not delayed.

(d) Unless otherwise expressly provided for herein, all monetary calculations (other than for Dollars) under this Credit Agreement shall be the U.S. Dollar equivalent of such amount, as applicable. Notwithstanding anything to the contrary herein, no Default shall be deemed to have occurred and no monetary thresholds shall be deemed not complied with solely as a result of changes in the applicable exchange rate.

(e) References in this Credit Agreement to the “purchase” or “acquisition” of a Collateral Obligation by any Loan Party include references to such Loan Party’s acquisition of such Collateral Obligation by way of a sale and/or contribution such Collateral Obligation and such Loan Party’s making or origination of a Broadly Syndicated Loan. Portions of the same Collateral Obligation acquired by any Loan Party on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Broadly Syndicated Loans) will, for purposes of determining the purchase price of such Eligible Collateral Obligation, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Eligible Collateral Obligation).

(f) For the purposes of calculating compliance with each of the Concentration Limits all calculations will be rounded to the nearest 0.01%.

(g) For purposes of calculating compliance with any test under this Credit Agreement in connection with the acquisition or disposition of any Collateral, the trade date (the “Trade Date”) (and not the settlement date) with respect to any such Collateral under consideration for acquisition or disposition will be used to determine whether such acquisition or disposition is permitted hereunder.

Section 1.7 Collateral Value Test and Collateral Value Ratio Calculations

(a) On each Business Day after the Bank has received a Daily Collateral Report, the Bank shall, as soon as reasonably practicable, notify the Borrower (the “Bank’s Daily Notice”):

(i) of the Collateral Value Ratio, together with supporting calculations (including the Bank’s Current Price for each Eligible Collateral Obligation); and

(ii) whether the Borrower is in compliance with the Collateral Value Test as of that Business Day, together with supporting calculations (including the Bank’s Current Price for each Eligible Collateral Obligation); and

(iii) if the Borrower is not in compliance with the Collateral Value Test as of that Business Day, the Bank shall provide its calculation of the Aggregate Loan Balance as a proportion of the Aggregate Adjusted Collateral Value (expressed as a percentage).

(b) The Borrower must promptly (and in any event within one Business Day of the date of the Bank’s Daily Notice) notify the Bank if it does not agree with the Bank’s calculation of the Current Price of any Eligible Collateral Obligation as advised by the Bank in the Bank’s Daily Notice. The Borrower will be deemed to have agreed to the calculations provided by the Bank in the Bank’s Daily Notice unless the Borrower expressly notifies the Bank otherwise by 5 p.m. on the Business Day falling immediately after the date of the Bank’s Daily Notice.

(c) If the Borrower notifies the Bank that it does not agree with the Bank’s calculation of the Current Price of any Eligible Collateral Obligation as set out in the Bank’s Daily Notice, the Borrower shall be entitled to reprice the Eligible Collateral Obligations (each such repricing, an “Alternative Current Price”) as follows:

(i) with respect to Eligible Collateral Obligation for which three (3) or more bids are quoted and available from an External Pricing Source, the bid price for such assets most recently quoted by an External Pricing Source; and

(ii) with respect to Eligible Collateral Obligation for which less than three (3) bids are quoted and available from an External Pricing Source,

(1) if the Borrower provides two (2) external firm bids from Authorized Dealers for a position size equal to the lower of (A) the Principal Balance of such Eligible Collateral Obligation and (B) $5,000,000, within two (2) Business Days of the date of the Bank’s Daily Notice, the average of such bids; or

(2) otherwise, the price as previously determined by the Bank.

(d) Within one Business Day of being notified of the Alternative Current Price in accordance with paragraph (c) above, the Bank shall re-calculate the Collateral Value Test using the Alternative Current Price for the relevant Collateral Obligations and notify the Borrower whether the Borrower is in compliance with the Collateral Value Test.

Section 1.8 Ratio Report Calculations

(a) Pursuant to Section 6.1(e), the Borrower shall deliver or cause to be delivered to the Bank on a monthly basis a Ratio Report prepared by the Administrator. The value of all assets of the Loan Parties included in each such Ratio Report is to be determined in accordance with the Valuation Procedures of the Fund, which as of the Effective Date provide, among other things, that (i) any asset will be priced identically for all funds managed by the Investment Adviser, (ii) a bid price will be used, (iii) any asset with an observable price will be priced based on an observable bid price available on an External Pricing Source and (iv) any asset with no observable price will be priced based on the Purchase Price therefor.

(b) The Bank must promptly (and in any event within one Business Day of its receipt of such Ratio Report) notify the Borrower if it does not agree with the Administrator’s information as set forth in such Ratio Report. The Bank will be deemed to have agreed to the information set forth in the Ratio Report unless the Bank expressly notifies the Borrower otherwise by 5 p.m. on the Business Day falling immediately after the date of the Bank’s receipt of such Ratio Report.

(c) If the Bank notifies the Borrower that it does not agree with the information set forth in the Ratio Report, the Bank shall be entitled to discuss any such disputed information with the Borrower.

ARTICLE 2. THE CREDITS

Section 2.1 Commitment

Subject to the terms and conditions set forth herein, the Bank agrees to make loans to the Borrower from time to time during the period from the Effective Date through the Facility Termination Date, provided that (a) immediately after giving effect thereto, (i) the Principal Obligations would not exceed (x) the Committed Facility Amount or (y) only if the Bank consents in its sole and absolute discretion to make uncommitted Loans, the Total Facility Amount, (ii) the Adjusted Asset Coverage would not be less than 1.50:1.00, and (iii) the amount of the proposed Loan must be an amount which will not cause a breach of the Collateral Value Test at the time the proposed Loan is made, calculated on a pro forma basis and (b) at the close of business on the Business Day prior to the requested date of such Loan, the Bank shall have received evidence that the Borrower holds cash in the Collateral Account in an amount not less than the Minimum Equity Amount (which evidence may include a record of a wire transfer to the Borrower, an account statement or other evidence satisfactory to the Bank in its reasonable discretion). For purposes of this Section 2.1, the “Minimum Equity Amount” shall be an amount which, when aggregated with the portion of the requested Loan that will be used to satisfy outstanding Purchase Price obligations, will equal at least 100% of the aggregate outstanding Purchase Price obligations of the Borrower at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.2 Loans

(a) General Provisions. To request a Loan, the Borrower shall deliver a duly executed Borrowing Request to the Bank by email, not later than 12:00 p.m., New York City time,

two (2) Business Days before the date of the proposed Loan (or such lesser period agreed to by the Bank). Such Borrowing Request shall be irrevocable and shall specify: (A) the requested date for such Loan (which shall be a Business Day) and (B) the amount of such Loan, which shall be an Approved Amount.

(b) The Borrower shall not request more than twelve (12) Loans in any calendar month (or such greater number agreed to by the Bank acting reasonably).

Section 2.3 Termination, Reduction and Extension of Committed Facility Amount

(a) Unless previously terminated in accordance with this Credit Agreement, the Committed Facility Amount shall terminate on the Scheduled Facility Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Committed Facility Amount, provided that (i) the Borrower may not terminate or reduce the Committed Facility Amount if, immediately after giving effect thereto and to any concurrent repayment of the Loans in accordance with Section 2.4 or 2.5, the Principal Obligations would exceed the Committed Facility Amount, (ii) each such reduction shall be in a minimum amount $5,000,000 and in an integral multiple of $1,000,000, and (iii) in connection with any such termination or reduction, the Borrower shall pay to the Bank, in addition to any other amounts payable by the Borrower hereunder, a prepayment premium equal to the Make Whole Fee.

(c) The Borrower shall notify the Bank of any election to terminate or reduce the Committed Facility Amount under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable and any termination or reduction of the Committed Facility Amount hereunder shall be permanent; provided that any such notice of termination may be revoked without penalty or premium if such termination is contingent on a refinancing and such refinancing does not occur for any reason. Each termination or reduction of the Committed Facility Amount shall be accompanied by the payment of accrued and unpaid commitment fees to the extent required by Section 3.2.

(d) The Borrower may at any time and from time to time (but not less than thirty (30) days prior to the then in effect Scheduled Facility Termination Date) request in writing that the Bank consent (such consent to be in the sole and absolute discretion of the Bank) to extend the Scheduled Facility Termination Date until December 31, 2025. In the event that the Bank shall have consented to such extension request, the Scheduled Facility Termination Date shall, subject to Section 8.2, be extended to such date. In the event that the Bank fails to respond to such request within twenty (20) calendar days of receipt thereof, the Bank shall be deemed to have rejected such request and the then existing Scheduled Facility Termination Date shall remain in place; provided that no extension shall be effective hereunder in the event an Event of Default shall have occurred and be continuing immediately before or after the date of such extension.

(e) As a condition precedent to such extension contemplated by Section 2.3(d) above, the Borrower shall deliver to the Bank a certificate of the Borrower dated as of the date of such extension signed by the Authorized Signatory of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension or stating that previously delivered resolutions permitting such extension are still in full force and effect, and (y) certifying that, immediately after giving effect to such extension, (A) the representations and warranties contained in Article 4 and the other Loan Documents are true and correct in all material respects on and as of the date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and the representations and warranties contained in Section 4.13 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1, and (B) no Default or Event of Default has occurred and is continuing.

Section 2.4 Repayment of Loans; Evidence of Debt

(a) The Borrower hereby unconditionally promises to pay to the Bank the then unpaid Principal Obligations and all other accrued and unpaid Obligations outstanding on the Maturity Date in Same Day Funds.

(b) In the event that on any date, the Borrower shall fail to be in compliance with Section 7.7(a), the Borrower shall, within five (5) Business Days, repay the Loans in Same Day Funds and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, the Borrower is in compliance with such Section.

(c) Collateral Value Undertakings.

(i) If, at any time, the Collateral Value Ratio exceeds 77.5% (a “First Trigger Breach”), the Bank shall notify the Borrower (a “First Trigger Breach Notice”) and the Borrower shall take actions (which may include prepaying outstanding Loans and/or, to the extent the Borrower does not hold cash sufficient to effect such cure, disposing, transferring, selling or liquidating Collateral Obligations, or other measures; provided that the Borrower shall agree to apply the proceeds of such Collateral Obligations (or the necessary portion thereof) to prepay outstanding Loans) to ensure that, within thirty (30) Business Days following the date of the First Trigger Breach Notice, the Collateral Value Ratio does not exceed 77.5%.

(ii) If, at any time, the Collateral Value Ratio exceeds 85% (a “Second Trigger Breach”), the Bank shall notify the Borrower (a “Second Trigger Breach Notice”) and (x) the Borrower shall have two (2) Business Days following the date of the Second Trigger Breach Notice to provide evidence to the Bank, satisfactory to the Bank in its reasonable discretion, that it has taken actions (which may include prepaying outstanding Loans and/or, to the extent the Borrower does not hold cash sufficient to effect such cure, disposing, transferring, selling or liquidating Collateral Obligations, or other measures; provided that the Borrower shall agree to apply the proceeds of such Collateral Obligations (or the necessary portion thereof) to prepay outstanding Loans) to ensure that, within twelve (12) Business Days following the date of the Second Trigger Breach Notice, the Collateral Value Ratio will not exceed 85% and (y) the Borrower shall have fifteen (15) calendar days to provide evidence to the Bank, satisfactory to the Bank in its reasonable discretion, that it has taken actions to ensure that, within thirty (30) calendar days following the date of the Second Trigger Breach Notice, the Collateral Value Ratio will not exceed 75%.

(iii) If any breach described in clauses (i) or (ii) above is remedied as a result of fluctuations in the market value of the Collateral Obligations, then the relevant breach shall only be deemed to have be cured if the Collateral Value Ratio has returned below the applicable threshold for a period of five (5) consecutive Business Days.

(iv) Each prepayment of Loans pursuant to this Section 2.4(c) shall include all amounts payable to the Bank under Section 2.6. For the avoidance of doubt, multiple First Trigger Breach Notices and/or Second Trigger Breach Notices may be served pursuant to this clause (c) for any new breach (or an incremental breach in respect of an existing breach which has not yet been cured) of the maximum Collateral Value Ratio requirement under Section 2.4(c)(i) and Section 2.4(c)(ii) above.

(d) If on any Business Day the Principal Obligations outstanding shall exceed the Total Facility Amount, the Borrower shall, within five (5) Business Days, prepay Loans in Same Day Funds in an aggregate amount sufficient to eliminate such excess.

(e) The Bank, acting solely for this purpose as agent of the Borrower, shall maintain in accordance with its usual practice an account or accounts evidencing the names and addresses of the Bank and any other lenders of a Loan, the outstanding principal of and accrued interest on each Loan at one of its offices in the United States of America (the “Register”). The entries made in such account or accounts shall, to the extent not prohibited by applicable Law, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (and interest thereon) in accordance with the terms of this Credit Agreement. The Register shall be available for inspection by the Borrower from time to time upon reasonable prior notice.

Section 2.5 Voluntary Prepayments

The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Loan in whole or in part. The Borrower shall notify the Bank by telephone (confirmed by facsimile) of any prepayment hereunder not later than 2:00 p.m., New York City time, two (2) Business Days prior to date of prepayment (or such shorter period as agreed by Bank). Each such notice shall be irrevocable and shall specify the prepayment date and the Principal Obligations of each Loan or portion thereof to be prepaid, provided that any such notice of prepayment may be revoked without penalty or premium if such prepayment is contingent on a refinancing and such refinancing does not occur for any reason. Each partial prepayment of the Loans pursuant to this Section 2.5 shall be in an Approved Amount. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 3.1.

Section 2.6 Payments Generally

The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest, fees, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Bank at such office as to which the Bank may notify the Borrower. Except as may be otherwise provided in the defined term “Interest Period”, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. If at any time insufficient funds are received by and available to the Bank from the Borrower to pay fully all Obligations then due under the Loan Documents, such funds shall be applied to the Obligations owing to the Bank: (i) first, to payment of such amounts (excluding Principal Obligations, interest and fees), in such order as the Bank may choose, (ii) second, to such interest and fees then due, and (iii) third, to the Principal Obligations then due on a first-in, first-out basis (based on date of borrowing). All amounts paid under the Loan Documents shall not be refundable under any circumstances absent manifest error.

Section 2.7 [Reserved]

Section 2.8 Increase in Committed Facility Amount

(a) Upon ten (10) days’ notice to the Bank (or such shorter period as agreed by Bank), the Borrower may from time to time request an increase in the Committed Facility Amount; provided that any such request for an increase shall be in a minimum amount of $5,000,000 or a larger multiple of $5,000,000 in excess thereof; provided, further that in no event shall the Committed Facility Amount exceed the Total Facility Amount as of such date.

(b) The Bank shall notify the Borrower of the Bank’s responses to each request made under this Section 2.8; provided that no increase shall occur unless consented to by the Bank in its sole discretion.

(c) If the Committed Facility Amount is increased in accordance with this Section, the Bank and the Borrower shall determine the effective date (the "Increase Effective Date") and the final amount of such increase (including any corresponding decrease of the Uncommitted Facility Amount). The Bank shall promptly notify the Borrower of the final amount of such increase in the Committed Facility Amount (including any corresponding decrease of the Uncommitted Facility Amount) and the Increase Effective Date.

(d) As a condition precedent to such increase, the Borrower shall deliver to the Bank a certificate of the Borrower dated as of the Increase Effective Date signed by an Authorized Signatory of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase or stating that previously delivered resolutions permitting such increase are still in full force and effect, and (y) certifying that, immediately after giving effect to such increase, (A) the representations and warranties contained in Article 4 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.8, the representations and warranties contained in Section

4.13 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1, and (B) no Default or Event of Default has occurred and is continuing.

ARTICLE 3. INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1 Interest

(a) The Principal Obligations shall bear interest at a rate per annum equal to the Applicable Rate. Notwithstanding the foregoing, if any Obligations have not been paid when due and an Event of Default has occurred and is continuing, (x) the Principal Obligations shall bear interest at a rate per annum equal to the Applicable Rate for such Loans plus 2.00%, and (y) any other Obligations shall bear interest at a rate per annum equal to the Applicable Rate for ABR Loans plus 2.00%, and for the avoidance of doubt, in each case of (x) and (y) above, shall bear interest, after as well as before judgment, at the rate per annum equal to such rate.

(b) Accrued and unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto, provided that (1) interest accrued and unpaid pursuant to paragraph (a) of this Section shall be payable on demand, and (2) in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All interest hereunder shall be computed on the basis of a year of 360 days (provided that interest computed by reference to the Prime Rate shall be on the basis of a year of 365 or 366 days, as applicable) for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment). The Alternate Base Rate, the Federal Funds Rate, Term SOFR, and the Prime Rate shall each be determined by the Bank in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.

Section 3.2 Fees

The Borrower shall pay to the Bank a commitment fee, at a rate per annum equal to the Commitment Fee Rate during the period from and including March 3, 2025 to but excluding the Facility Termination Date, on the average daily amount of the excess of the Committed Facility Amount over the Principal Obligations during a calendar quarter (for the avoidance of doubt, it being understood that no commitment fee shall be payable in respect of any day prior to March 3, 2025). Accrued and unpaid commitment fees shall be payable in arrears for each calendar quarter on (a) the later of (i) the fifteenth (15th) calendar day of the immediately succeeding calendar quarter (or if such date is not a Business Day, the immediately succeeding Business Day) and (ii) the fifth (5th) Business Day following receipt of an invoice in the immediately succeeding quarter from the Bank and (b) the date on which the Committed Facility Amount terminates, and the payment of such fees shall commence on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Upon any reduction of the Committed Facility Amount in accordance with Section 2.3(c), the Borrower shall prepay the commitment fee on the reduced portion of the Committed Facility Amount through the date of such reduction.

Section 3.3 Increased Costs

(a) If there shall occur any Change in Circumstance or a Change in Law subjects the Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) and the result of any of the foregoing shall be (i) to increase the cost to the Bank of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by the Bank from the Borrower under the Loan Documents (whether of principal, interest or otherwise), in each case by an amount deemed by the Bank to be material, then promptly upon demand by the Bank (and in any event within thirty (30) days following such demand) and delivery to the Borrower of the certificate required by clause (c) hereof, the Borrower will pay to the Bank such amount as will compensate the Bank for such increased costs or reduced amount, or (ii) to increase the cost to the Bank of maintaining the Commitment, then the Borrower will pay to the Bank such amount as will compensate the Bank for such increased costs.

(b) If the Bank determines in good faith that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, as a consequence of this Credit Agreement or any Loan made by the Bank hereunder to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for (i) any such reduction suffered as a consequence of such Loan, and (ii) any other such reduction.

(c) Upon the request of the Borrower the Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, any compensation payable by the Borrower pursuant to this Section 3.3 and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank setting forth in reasonable detail the Bank’s reasonable good faith determination of the additional amount or amounts necessary to compensate the Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and the calculations used in determining such additional amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error. The amount shown as payable on any such certificate shall be due within thirty (30) days after receipt thereof. In determining such additional amounts of compensation, the Bank will act reasonably and in good faith.

(d) Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.4 Taxes

(a) Payment Free of Taxes. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Bank timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. The Borrower shall indemnify the Bank within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(e) Treatment of Certain Refunds. If the Bank determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.4(a), it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 3.4(a)), net of all out-of-pocket expenses (including Taxes) of the Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Bank in the event the Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Bank be required to pay any amount to the Borrower pursuant to this paragraph (e) the payment of which would place the Bank in a less favorable net after-Tax position than the Bank would have been in if the Tax subject to indemnification and giving rise to a refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f) Status of Bank. (i) To the extent the Bank is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower at the time or times reasonably requested by the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Bank, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) of this Section) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject the Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing,

(A) if the Bank is a U.S. Person, it shall deliver to the Borrower on or before the date on which such Bank becomes a party to this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Bank is exempt from U.S. federal backup withholding tax;

(B) if the Bank is a Foreign Person, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or before the date on which such Bank becomes a party to this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case the Bank is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case the Bank is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or

(4) to the extent the Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Bank is a partnership and one or more direct or indirect partners of the Bank are claiming the portfolio interest exemption, the Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) if the Bank is a Foreign Person, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or about the date on which such Bank becomes a party to this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to the Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Bank shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Bank has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

The Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g) Survival. Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, the Bank, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Mitigation. If the Bank requests or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Bank or any Governmental Authority for the account of the Bank pursuant to Section 3.4, then the Bank shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4, in the future, and (ii) would not subject the Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Bank in connection with any such designation or assignment.

Section 3.5 Alternate Rate of Interest

(a) If the Bank reasonably determines that, with respect to any existing or requested Loan the pricing of which is determined by reference to an Applicable Money Market (each an “Affected Loan”), by reason of one or more circumstances arising after the date hereof affecting such Applicable Money Market (other than the circumstances described in Section 3.5(b)), adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Affected Loan, or that such rate of interest will not adequately and fairly reflect the cost to the Bank of making, maintaining, converting or continuing such Affected Loan because of (i) any change since the date hereof in any applicable Law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (ii) other circumstances arising after the date hereof affecting the Bank or such Applicable Money Market, then the Bank may give notice thereof to the Borrower by telephone or facsimile and (x) upon the giving of such notice, each existing Affected Loan shall automatically be deemed converted into an ABR Loan in U.S. Dollars and shall thereafter bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, and (y) until such notice is rescinded by the Bank, the Bank shall have no obligation to make any new Loan that would be an Affected Loan. The Bank agrees that promptly after it shall have determined, with respect to any notice given by it under this Section, that the circumstance or circumstances that gave rise to such notice with respect to an Affected Loan no longer exist, the Bank shall by notice to the Borrower rescind such notice with respect to such Affected Loan.

(b) Benchmark Replacement Setting:

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of any then-current

Benchmark, then the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Bank has not received, by such time, written notice of objection to such Benchmark Replacement from the Borrower.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of Term SOFR or any Benchmark Replacement, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document (other than as provided in the definition of Conforming Changes).

(iii) Notices; Standards for Decisions and Determinations. The Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of Term SOFR or any Benchmark Replacement. The Bank will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.5(b)(iv). Any determination, decision or election that may be made by the Bank pursuant to this Section 3.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.5.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Loan during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan at the Alternate Base Rate plus the Applicable Margin. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Without prejudice to any other provision of this Credit Agreement, each party acknowledges and agrees for the benefit of each of the other parties: (a) Term SOFR (i) may be subject to methodological or other changes which could affect its value, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (iii) may be permanently discontinued; and (b) the occurrence of any of the aforementioned events and/or a Benchmark Transition Event may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Credit Agreement.

Section 3.6 Other Term SOFR Provisions

Notwithstanding any other provision hereof, if any Change in Law shall make it unlawful for the Bank to make, continue or maintain any Term SOFR Loan or to give effect to its obligations as contemplated hereby with respect to any Term SOFR Loan, then, by written notice to the Borrower, the Bank may, if such Change in Law makes it unlawful to make, continue or maintain, or convert any Loan to, a Term SOFR Loan, declare that thereafter (for the duration of such unlawfulness) Term SOFR Loans will not be made or continued, and Loans will not be converted into Term SOFR Loans.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Credit Agreement and make the Loans, the Borrower makes the following representations and warranties to the Bank on the Effective Date and from time to time on each other date required pursuant to the terms of this Credit Agreement:

Section 4.1 Organization and Power

Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (c) will preserve, renew and maintain in full force and effect its legal existence and good standing in its jurisdiction of organization. Each Loan Party has all requisite power and authority to own its property and to carry on its business as now conducted.

Section 4.2 Authority and Execution

Each Loan Party has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary action, and do not conflict with its Organization Documents. Each Loan Party has duly executed and delivered the Loan Documents to which it is a party.

Section 4.3 Binding Agreement

The Loan Documents constitute the valid and legally binding obligations of each Loan Party to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles with respect to specific performance (whether enforcement is sought by proceedings in equity or law). Each Loan Party agrees not to take any action to declare this Credit Agreement void or otherwise unenforceable for any reason in any jurisdiction.

Section 4.4 Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of any Loan Party) pending or, to the knowledge of any Loan Party, threatened against it or maintained by it could reasonably be expected to affect the property or rights of any Loan Party, which (a) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (b) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5 Approvals and Consents

No consent, authorization or approval of, filing (other than approvals that have been obtained and the filing of each financing statement in the form attached to the Security Agreement in the office indicated on such financing statement) with, notice to, or exemption by, the holders of any securities issued by any Loan Party, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by any Loan Party of, and the performance by any Loan Party of its obligations under, the Loan Documents to which it is a party or is required as a condition to the validity or enforceability of the Loan Documents to which it is a party with respect to or against any Loan Party or its property or assets.

Section 4.6 No Conflict

No Loan Party is in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out by each Loan Party of the terms of the Loan Documents to which it is a party, the Loans hereunder and the use by the Borrower of the proceeds thereof (a) shall not (i) violate any statutes, laws (including usury or similar laws) including the ICA, or regulations of any Governmental Authority applicable to any Loan Party or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Loan Documents) upon the property of any Loan Party pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect, and (b) are not inconsistent with the Fundamental Policies.

Section 4.7 Taxes

Each Loan Party has filed all U.S. federal income and other material Tax returns and reports required to be filed, and has paid all U.S. federal and other material Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.

Section 4.8 Compliance

No Loan Party is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect. Each Loan Party is complying with all applicable statutes, including the ICA and the Securities Act and regulations of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse Effect.

Section 4.9 Property

Each Loan Party has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect, subject to no Liens other than Permitted Liens.

Section 4.10 Federal Reserve Regulations; Use of Loan Proceeds

Except with respect to any Federal Reserve Form executed and delivered by the Borrower, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery by the Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

Section 4.11 No Material Adverse Effect

Since the Measurement Date, except as otherwise permitted by the Loan Documents there has been no event or occurrence that has resulted in a Material Adverse Effect.

Section 4.12 Material Agreements

Each agreement between any Loan Party and the Investment Adviser is in full force and effect, except to the extent that failure of any such agreement, individually or in the aggregate, to be in full force and effect could not reasonably be expected to have a Material Adverse Effect, and the Custody Agreement is in full force and effect in all material respects.

Section 4.13 Financial Condition

The consolidated statements of assets and liabilities of the Fund and the Borrower as of the Measurement Date and the related consolidated statements of operations for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been delivered to the Bank, fairly present, in all material respects, the financial position of the Fund and the Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.

Section 4.14 No Misrepresentation

(a) All written information (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all information with respect to any third party) furnished by any Loan Party or on its behalf to Bank in connection with the Loan Documents or any transaction contemplated hereby or thereby is and will be (when taken as a whole and after giving effect to all written updates provided by the Borrower or on its behalf to the Bank from time to time) true, complete and correct in all material respects as of the date such information is stated or certified and does not and will not be (when taken as a whole and after giving effect to all written updates provided by the Borrower or on its behalf to the Bank from time to time) omit to state a material fact necessary to make the statements contained therein not misleading in any material respect; provided that, with respect to financial projections, pro forma financial information and other forward-looking information that has been delivered to the Bank by a Loan Party or on its behalf in connection with the transactions contemplated by this Credit Agreement or delivered under any Loan Document, each Loan Party represents only that such information represents such Loan Party’s good faith estimates as of the date of preparation thereof, based upon assumptions such Loan Party believed to be reasonable and accurate at the time made, it being recognized by the Bank that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of such Loan Party and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

(b) As of the Effective Date, the Fund is an “investment company” (as such term is defined in Section 3 of the ICA) that is registered with the SEC under the ICA and, therefore, is not a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation).

Section 4.15 Sanctions, Anti-Terrorism, Anti-Money Laundering and Anti-Corruption

(a) No Affected Person is, or is owned or controlled by a Sanctioned Person.

(b) No Affected Person or any Person that owns or controls (directly or indirectly) any Loan Party, that any Loan Party owns or controls (directly or indirectly), or receives (directly or indirectly) any proceeds of any Loan (i) conducts any business with or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction in violation of any Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law in violation of any Anti-Terrorism Law or Sanctions, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iv) has violated any Anti-Terrorism Law.

(c) No Affected Person or any Person that owns or controls (directly or indirectly) any Loan Party, or receives (directly or indirectly) any proceeds of any Loan (i) has engaged in any transaction, investment, undertaking or activity in violation of any applicable anti-money laundering Law.

(d) Each Loan Party and each Subsidiary thereof is in compliance with the FCPA and each foreign counterpart thereof. Neither any Loan Party nor any Subsidiary thereof has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Loan Party or any other Person in violation of the FCPA.

(e) Each Loan Party and each Subsidiary thereof has implemented and maintains, and is in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with all applicable Laws regarding Sanctions and anti-money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

Section 4.16 Investment Company Matters

(a) The Fund has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it is registered as an “investment company” under the ICA and its common shares are registered for public sale under the 1933 Act and are the only securities issued by the Borrower that are outstanding, (iii) it is a “management company” within the meaning of Section 4 of the ICA and is a “closed-end company” and a “non-diversified company” in each case within the meaning of Section 5 of the ICA, that is engaged in a continuous offering of its common shares, makes periodic repurchase offers for such shares pursuant to Rule 23c-3 under the ICA, and does not have any securities listed for trading on any securities exchange, (iv) it is not a “business development company” within the meaning of Section 2(a)(48) of the ICA, (v) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, nor is it a person of which the Bank is an “affiliated person” (as defined in Section 2(a)(3) of the ICA), “promoter” (as defined in Section 2(a)(30) of the ICA), “principal underwriter” (as defined in Section 2(a)(29) of the ICA), or affiliated person of such an affiliated person, promoter, or principal underwriter, (vi) it is not an Indirect Fund, (vii) as of the Effective Date, it has only one series of capital stock, (viii) it is in compliance with the Fundamental Policies, and (ix) it is not a party to any inter-fund, affiliated fund or similar borrowing or lending arrangement. The business and other activities of each Loan Party, including but not limited to, the making of the Loans by the Bank, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents do not result in any violation of the ICA, or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

(b) The Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the ICA, state securities laws to the extent applicable, and the Fundamental Policies.

(c) Each Loan Party has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

Section 4.17 ERISA

Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any other member of the ERISA Group maintains, has any obligation to contribute to, or has any liability to, any Plan. Each Loan Party’s assets are not “plan assets” for purposes of Section 3(42) of ERISA and 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. Each Loan Party’s assets are not treated as plan assets of any governmental or other plan subject to any law or regulation similar to Title I of ERISA or Section 4975 of the Code.

Section 4.18 No Event of Default

No event has occurred and is continuing which constitutes a Default or an Event of Default.

ARTICLE 5. CONDITIONS

Section 5.1 Effective Date

The obligation of the Bank to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 9.2 (and upon such satisfaction or waiver, the Bank shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding):

(a) The Bank shall have received either (i) a counterpart of this Credit Agreement signed on behalf of the each Loan Party or (ii) written evidence satisfactory to the Bank (which may include facsimile or electronic transmission of a signed signature page of this Credit Agreement) that each Loan Party has signed a counterpart of this Credit Agreement.

(b) The Bank shall have received a Note, dated the Effective Date, executed on behalf of the Borrower.

(c) The Bank shall have received a customary written opinion (addressed to the Bank and dated the Effective Date) from counsel to the Loan Parties reasonably acceptable to the Bank. Each Loan Party hereby requests such counsel to deliver such opinion.

(d) The Bank shall have received a certificate, dated the Effective Date and signed by Authorized Signatories of each Loan Party, substantially in the form of Exhibit C hereto, and in all other respects reasonably satisfactory to the Bank.

(e) The Bank shall have received a security agreement, dated the Effective Date and signed by an Authorized Signatory on behalf of each Loan Party, substantially in the form of Exhibit E hereto (the “Security Agreement”).

(f) [Reserved].

(g) The Bank shall have received one or more control agreements, dated the Effective Date and signed by the Custodian and an Authorized Signatory on behalf of the Borrower, substantially in the form of Exhibit F hereto or in form otherwise reasonably acceptable to the Bank (the “Control Agreement”).

(h) The Bank shall have received Uniform Commercial Code, federal tax and judgment lien search reports with respect to each applicable public office where Liens would customarily be filed against each Loan Party disclosing that there are no Liens of record (other than Permitted Liens and Liens reasonably acceptable to the Bank) in such official’s office covering each Loan Party or any asset or property thereof.

(i) The Bank shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrower hereunder.

(j) The Bank shall have received all documentation and other information required by the Bank in its reasonable discretion and/or bank regulatory authorities with respect to each Loan Party under applicable “know your customer” and anti-money laundering rules, regulations, including the Patriot Act.

(k) The Bank shall have received the Fund Guaranty, dated the Effective Date and signed by an Authorized Signatory on behalf of the Fund.

Section 5.2 Each Credit Event

The obligation of the Bank to make any Loan is subject to the satisfaction (or waiver in accordance with Section 9.2) of the following conditions:

(a) The representations and warranties of each Loan Party set forth in each Loan Document to which it is a party shall be true and correct in all material respects on and as of the date of such Loan (other than, as to any such representation or warranty that by its terms refers to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), and immediately before and after giving effect to such Loan (i) no Default or Event of Default exists or would occur and (ii) each condition set forth in Section 2.1 shall be satisfied or waived.

(b) The Bank shall have received a written Borrowing Request signed by the Borrower setting forth the information required by Section 2.2(a).

(c) To the extent required by Regulation U, the Bank shall have received (i) a copy of a Federal Reserve Form, duly executed and delivered by the Borrower to the Bank, in form reasonably acceptable to the Bank, or (ii) a current list of Margin Stock and Non-Margin Assets of the Borrower, in a form reasonably acceptable to the Bank and in all respects in compliance with Regulation U, including Section 221.3(c)(2)(iv) thereof.

ARTICLE 6. AFFIRMATIVE COVENANTS

Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full (other than contingent indemnification and expense reimbursement obligations), the Borrower covenants and agrees with the Bank that:

Section 6.1 Financial Statements and Other Information

The Borrower shall deliver or cause to be delivered to the Bank:

(a) within ninety (90) days after the end of each fiscal year of the Fund (or such longer period as is permitted by the SEC for the filing of such financial statements for such period with the SEC), a copy of the Fund’s audited balance sheet (containing a statement of assets and liabilities) as at the end of such fiscal year prepared in accordance with GAAP, together with the related schedule of investments and statements of operations and changes in net assets as of and through the end of such fiscal year and in each case certified by an Approved Auditor whose opinion will not be qualified as to the scope of the audit or the status of the Fund or the Borrower as a going concern, and which opinion shall state that such financial statements present fairly in all material respects the financial position of the Fund and the Borrower for the period covered thereby;

(b) within ninety (90) days after the end of the first semiannual accounting period in each fiscal year of the Fund (or such longer period as is permitted by the SEC for the filing of such financial statements for such period with the SEC), a copy of the Fund’s balance sheet as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period;

(c) [reserved];

(d) starting on the Facility Availability Date, on each Business Day, a report prepared by the Borrower, substantially in the form of Exhibit H (each, a “Daily Collateral Report”) confirming:

(i) details of all Collateral Obligations (including, without limitation, the Minimum Collateral Obligation Information), including:

(1) any Collateral Obligation with respect to which the Borrower has entered into a legally binding commitment to acquire, purchase, dispose, transfer, sell or otherwise liquidate (being Collateral Obligations which have been “Traded”), including such that the Purchase Price has been agreed and committed for each such Collateral Obligation; and

(2) any Collateral Obligation with respect to which the Borrower has made or received a payment for the acquisition, purchase, disposal, transfer, sale or liquidation of such Collateral Obligation (being Collateral Obligations which have been “Settled”); and

(ii) the amount of the balance standing to the credit of the Collateral Account, including cash entries (which show inflows and outflows by line item, including among other things, any redemptions or distributions made by any Collateral) and the Traded and Settled balance for each asset for the Collateral Account;

(e) not later than thirty (30) calendar days after the end of each calendar month (or if a Default or an Event of Default has occurred and is continuing, more frequently as the Bank may reasonably request), a report prepared by the Administrator, substantially in the form of Exhibit I (each, a “Ratio Report”) confirming:

(i) the assets and liabilities positions and capital statement of the Loan Parties, including without limitation all total return swap and repo positions, the Principal Obligation and any other Indebtedness of the Loan Parties, any issuance by a Loan Party of any Preferred Security, the capital of each Loan Party;

(ii) the value of all assets of the Fund, determined in accordance with the Valuation Procedures; and

(iii) the calculations of each of the Adjusted Asset Coverage, Adjusted Net Assets, Net Asset Value, Senior Securities Representing Indebtedness, the ratio of the aggregated amount of Total Liabilities that are Senior Securities Representing Indebtedness (excluding the value of derivatives and repurchase transactions) divided by the Adjusted Net Assets, the ratios described in Section 7.13 and Section 7.14, setting forth for each its detailed computation;

(f) within two (2) Business Days following the incurrence thereof, written notice of any new Indebtedness of the Fund having a principal amount (including commitments in respect thereof) of at least $50,000,000; provided that no notice shall be required in respect of any drawings under Indebtedness that has already been committed;

(g) promptly after the execution thereof, copies of all material amendments or other material changes to the Fundamental Policies, Organization Documents, 1934 Act Reports, all investment advisory contracts, and any new investment advisory contracts entered into after the Effective Date;

(h) promptly upon written request of the Bank and using the Borrower’s commercially reasonable efforts, any Minimum Information Requirements with respect to Collateral Obligations requested by the Bank.

(i) promptly after request therefor, such (y) other information as the Bank may reasonably request from time to time and (z) additional documents and information in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(j) all such documents and instruments, and shall take all such actions, as the Bank may from time to time reasonably request to carry out the terms and conditions of this Credit Agreement and the other Loan Documents to the extent the same does not violate applicable Law or the Organization Documents.

If any financial statement described in Section 6.1(a) or (b) or material amendment or other material changes to the 1934 Act Reports is filed with the SEC and is publicly available for review on, and printing from, the EDGAR system, then the filing by Borrower of such financial statement with the SEC shall be deemed to constitute delivery of such financial statement to the Bank for purposes of this Section 6.1. Each delivery hereunder (or deemed delivery) of the financial statements described in Section 6.1(a) or (b) or material amendment or other material changes to the 1934 Act Reports described in Section 6.1(g) shall be deemed to be a representation by an Authorized Signatory of the Borrower as to such information being true and correct in all material respects.

Section 6.2 Notice of Material Events

The Borrower shall furnish or cause to be furnished to the Bank prompt written notice (and in any event within five (5) Business Days) after the Borrower obtains actual knowledge of the following, together with a statement of an Authorized Signatory of the Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a) the occurrence and continuance of any (i) Default or (ii) Event of Default;

(b) any officer of the Borrower obtaining knowledge of any Collateral Obligation no longer being an Eligible Collateral Obligation;

(c) the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower that would reasonably be expected to result in a Material Adverse Effect; and

(d) the occurrence of any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Section 6.3 Legal Existence

Each Loan Party shall maintain its legal existence in good standing in the jurisdiction of its organization and shall maintain its qualification to do business in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

Section 6.4 Insurance

The Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are customarily insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the

ICA or any successor provision and errors and omissions insurance); and furnish to the Bank, upon written request, information as to the insurance carried as is reasonably requested by the Bank.

Section 6.5 Payment of Indebtedness and Performance of Obligations

Each Loan Party shall pay and discharge when due all of its Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, would reasonably be expected to (a) have a Material Adverse Effect on any Loan Party or (b) give rise to the imposition of a Lien (other than a Permitted Lien) upon the property of any Loan Party.

Section 6.6 Observance of Legal Requirements

Each Loan Party shall observe and comply in all material respects with all Laws (including the ICA and the Code) that may then be applicable to such Loan Party, a violation of which would reasonably be expected to have a Material Adverse Effect.

Section 6.7 Books and Records; Visitation

Each Loan Party shall (a) keep proper books of record and account in which entries that are complete, true and correct in all material respects in conformity with GAAP and all material requirements of Law of all material dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice (which shall in no event be required to be more than (i) one (1) Business Day prior, at any time that an Event of Default has occurred and is continuing, or (ii) five (5) Business Days prior, at all other times) permit representatives of the Bank to visit the offices of such Loan Party and to discuss the properties, assets, income and financial condition of such Loan Party with the duly authorized representatives thereof and to inspect the books, property and records of such Loan Party (which visits shall be limited to one (1) time in any calendar year except after the occurrence and during the continuance of an Event of Default).

Section 6.8 Purpose of Loans

The Borrower shall use the proceeds of each Loan for liquidity purposes (including distributions to investors or repurchases of shares) and for its general business purposes, including the purchase of investment securities, provided that in no event shall the proceeds of any Loan be used for purposes which would violate any provision of the Fundamental Policies, any applicable statute, rule, regulation, order or restriction applicable to the Borrower or Regulation U or X or Section 7 of the Securities Exchange Act in each case as now in effect or as may be hereafter in effect.

Section 6.9 Maintenance of Status; Maintenance of Registration

(a) The Borrower will maintain at all times its Status.

(b) The Investment Adviser will at all times be registered under the IAA.

Section 6.10 Taxes

Each Loan Party shall timely file all U.S federal income and other material Tax returns and reports required to be filed, and pay all U.S. federal income and other material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.

ARTICLE 7. NEGATIVE COVENANTS

Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full (other than contingent indemnification and expense reimbursement obligations), the Borrower covenants and agrees with the Bank that:

Section 7.1 Indebtedness; Senior Securities

(a) The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness under the Loan Documents and (ii) customary indemnification, expense reimbursement and similar obligations to third-party service providers in the ordinary course of business.

(b) No Loan Party will issue, sell, create, incur, assume or suffer to exist any Preferred Security, except in all respects in compliance with the ICA, and unless, by its terms, such Preferred Security shall not be redeemable in whole or in part at the option (whether or not contingent) of any holder thereof or at the option of or request or demand by any rating agency or other Person (other than such Loan Party), prior to the Stated Maturity Date (except, in each case, for customary put or redemption obligations arising as a result of a change of control of such Loan Party). The Borrower shall not have outstanding more than one class of Senior Securities Representing Indebtedness, within the meaning of Section 18(c) of the ICA.

Section 7.2 Liens

The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(a) Liens for Taxes, assessments or similar charges for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which (i) are not delinquent, (ii) are being contested in good faith and by appropriate proceedings diligently conducted, or (iii) would not reasonably be expected to result in a Material Adverse Effect;

(b) Liens imposed by law for which adequate reserves have been set aside in accordance with Applicable Accounting Principles (i) securing amounts not yet due, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(c) Liens arising out of judgments or decrees affecting the property attributable to such Loan Party for which adequate reserves have been set aside in accordance with Applicable

Accounting Principles and which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement thereof is stayed pending such contest;

(d) Liens created or arising under the Loan Documents; and

(e) Liens arising under the Custody Agreement and securing obligations (other than Indebtedness) of such Loan Party thereunder, to the extent such obligations arose in the ordinary course of business and are permitted by the Control Agreement.

Section 7.3 Fundamental Changes; Subsidiaries.

(a) The Borrower shall not: (a) consolidate or merge into or with any other Person, unless the Borrower is the surviving entity; (b) dissolve or wind up (except as permitted under clause (a); or (c) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property, except that the Borrower may sell Investments in the ordinary course of business.

(b) The Borrower shall not have or permit the formation of any Subsidiaries without the prior written consent of the Bank.

Section 7.4 Restricted Payments

Starting on the Facility Availability Date, each Loan Party shall not declare, make or otherwise pay, or allow to be declared, made or otherwise paid, any Restricted Payment, except:

(a) the Borrower may declare, make or otherwise pay any Restricted Payment if, immediately before and after giving effect thereto, either (i) (1) no Default or Event of Default shall exist or would occur as a result thereof, (2) the Adjusted Asset Coverage is not less than 1.50:1.00, and (3) the Collateral Value Ratio does not exceed 77.5% or (ii) no principal of any Loan shall or would be outstanding;

(b) the Fund may at any time and from time to time declare, make or otherwise pay one or more Restricted Payments with respect to any one or more current or prior fiscal or calendar years (each an “Applicable Year”) in an aggregate amount not to exceed 110% of the greater of (i) the net investment income of the Borrower for such Applicable Year determined in accordance with GAAP and as specified in the annual financial statements of the Fund for such Applicable Year and (ii) the amounts that are required to be distributed to: (A) allow the Fund to satisfy the minimum distribution requirements with respect to such Applicable Year imposed by Section 852(a) of the Code to maintain its eligibility to be taxed as a Regulated Investment Company for such Applicable Year, (B) reduce to zero for such Applicable Year its liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code, and (y) its net capital gain pursuant to Section 852(b)(3) of the Code, and (C) reduce to zero its liability for federal excise taxes for such Applicable Year imposed pursuant to Section 4982 of the Code if, immediately before and after giving effect thereto, either (A)(1) no Specified Default and no Event of Default shall exist or would occur as a result thereof and (2) the aggregated amount of the Total Liabilities that are Senior Securities Representing Indebtedness does not exceed 67% of Adjusted Net Assets, or (B) no principal of any Loan shall or would be outstanding; and

(c) the Fund may make mandatory repurchases of equity interests of the Fund and/or make mandatory redemption payments at any time (i) in accordance with the Fundamental Policies and (ii) if, immediately before and after giving effect thereto, either (A)(1) no Specified Default and no Event of Default shall exist or would occur as a result thereof, (2) the aggregated amount of the Total Liabilities that are Senior Securities Representing Indebtedness does not exceed 67% of Adjusted Net Assets, and (3) the Collateral Value Ratio does not exceed 85%, or (B) no principal of any Loan shall or would be outstanding.

Section 7.5 Fundamental Policies; Valuation

The Borrower shall not (a) make or maintain any Investment other than as permitted by the ICA and the Fundamental Policies, (b) amend or otherwise modify the Fundamental Policies except by a vote of a majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA), or (c) for purposes of the Loan Documents or financial reporting, value any Investment or other property thereof other than in accordance with the Valuation Procedures and the ICA.

Section 7.6 Amendments and Changes

(a) No Loan Party shall amend or otherwise modify its Organization Documents, the Valuation Procedures or the Custody Agreement without providing prior notice to the Bank prior to execution and a copy of such proposed amendment or modification. No amendment shall be permitted if such amendment or modification would reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall not amend or otherwise modify its investment advisory agreement without providing prompt notice to the Bank of the amendment or modification.

(c) Each Loan Party shall not change its fiscal year. Subject to Section 1.3, the Borrower shall not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect.

Section 7.7 Financial Covenants

(a) The Loan Parties shall not (i) at any time permit the aggregate amount of th Fund’s Total Liabilities that are Senior Securities Representing Indebtedness to exceed 67% of the Fund’s Adjusted Net Assets; or (ii) at any time permit the aggregate amount of the Fund’s Total Liabilities that are Senior Securities Representing Indebtedness to exceed the maximum amount of Senior Securities Representing Indebtedness permitted by the Fund to be incurred under the Fundamental Policies or any applicable Law (including Regulation U) or written agreement with any Governmental Authority.

(b) [Reserved].

Section 7.8 Investment

(a) The Borrower shall not (1) purchase, acquire, or otherwise have exposure to, any Investment, other than Permitted Investments, (2) open any cash, security or other account holding any Investments with any banking institution other than the Custodian or (3) at any time that a breach of the Collateral Value Test shall have occurred and be continuing, purchase or acquire any Investment that is not an Eligible Collateral Obligation without the prior written consent of the Bank (in its sole discretion) provided that the consummation of the purchase of any asset shall be permitted if such asset would have been permitted to be purchased under this Section 7.8(a) at the time the trade to purchase such asset was entered into. For the avoidance of doubt, the restriction set forth in clause (3) of the immediately preceding sentence (x) shall not restrict the ability of the Borrower to dispose of any Investment or other property that is otherwise permitted hereunder and (y) shall not apply to the extent any such purchase or acquisition facilitates pending settlement.

(b) The Borrower shall not enter into or otherwise acquire or hold any Financial Contract.

Section 7.9 Sanctions, Anti-Terrorism, Anti-Money Laundering and Anti-Corruption

(a) Each Loan Party shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund, finance or facilitate any activities or business of or with any Sanctioned Person, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, lender, advisor, investor, or otherwise). No Loan Party shall repay the Loans, in full or in part, with funds obtained, directly or indirectly, in violation of Sanctions.

(b) Each Loan Party shall not, and shall not cause or permit any Subsidiary thereof to, violate any applicable Law, rule or regulation regarding Sanctions or anti-money laundering, or any Anti-Terrorism Law or Anti-Corruption Law.

(c) Each Loan Party and each Subsidiary thereof shall at all times maintain, and be in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with all applicable Laws, rules and regulations regarding Sanctions, anti-money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

Section 7.10 ERISA Compliance

Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any other member of the ERISA Group shall maintain, have an obligation to contribute to, or have any liability to, any Plan. During the term of this Credit Agreement Borrower’s assets will not be “plan assets” for purposes of Section 3(42) of ERISA and 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. During the term of this Credit Agreement Borrower’s assets will not be treated as plan assets of any governmental or other plan subject to any law or regulation similar to Title I of ERISA or Section 4975 of the Code.

Section 7.11 Margin Stock

Borrower is not engaged principally in, nor is one of any of the Borrower’s principal activities, the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of Loans will be used by the Borrower in violation of Regulations U or X or Section 7 of the Securities Exchange Act, including the maximum loan value under Regulation U with respect to Margin Stock and Non-Margin Assets.

Section 7.12 Collateral Accounts

Starting on the Facility Availability Date, no Loan Party will permit any Collections to be deposited or otherwise credited to any account other than the Collateral Account; provided that any Loan Party shall be permitted to transfer or otherwise dispose of Collections held in the Collateral Account, so long either (a) no Default or Event of Default shall exist or would occur as a result thereof, (b) the Adjusted Asset Coverage is not less than 1.50:1.00, and (c) the Collateral Value Ratio does not exceed 77.5%.

Section 7.13 Fund Asset Value Floor

Starting on the Facility Availability Date, the Fund shall not permit the sum of (a) the aggregate uncalled capital commitments of its investors available to be called for general purposes plus (b) its Net Asset Value, to be less than $1,000,000,000.

Section 7.14 Fund Liquidity Floor

Starting on the Facility Availability Date, the Fund shall not permit (a) the amount equal to (i) the aggregate uncalled capital commitments of its investors available to be called for general purposes plus (ii) the aggregate amount of unrestricted cash and cash equivalents of the Fund minus (iii) the aggregate Indebtedness of the Fund, to be less than (b) the sum of (i) the Committed Facility Amount plus (ii) the aggregate outstanding principal amount of Loans in respect of the Uncommitted Facility Amount.

ARTICLE 8. EVENTS OF DEFAULT

Section 8.1 Events of Default

Each of the following shall constitute an “Event of Default”:

(a) any Principal Obligations shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any interest on any Loan or any other Obligation (other than an amount referred to in paragraph (a) of this Section 8.1) payable under any Loan Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, solely to the extent curable, the circumstances giving rise to such breach shall not have been cured within a period of twenty (20) days after the earlier of (i) written notice to the Borrower by the Bank, and (ii) any Loan Party acquiring actual knowledge thereof;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1(a), 6.1(b), 6.1(d), 6.1(e), 6.2, 6.3, 6.8 or 6.9 or in Article 7; provided that any failure of a Loan Party to comply with (x) Sections 6.1(d) or 6.1(e) shall not constitute an Event of Default unless such failure shall continue unremedied for a period of five (5) Business Days, (y) Section 7.7(a) shall not constitute an Event of Default unless such failure shall continue unremedied for a period of two (2) Business Days or (y) Section 6.1(a) or Section 6.1(b) shall not constitute an Event of Default unless such failure shall continue unremedied for a period of ninety (90) days;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Credit Agreement (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1) or in any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice by the Bank to the Borrower; or (ii) the date upon which any Loan Party shall have obtained knowledge thereof;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period or notice requirement);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party, the Investment Adviser or the Custodian, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party, the Investment Adviser or the Custodian or for a substantial part of its assets; and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered, in each case with respect to the Investment Adviser or the Custodian unless replaced with a replacement acceptable to Bank in its commercially reasonable discretion;

(i) any Loan Party, the Investment Adviser or the Custodian shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party, the Investment Adviser or the Custodian or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing, in each case with respect to the Investment Adviser or the Custodian unless replaced within seventy-five (75) days with a replacement acceptable to Bank in its commercially reasonable discretion;

(j) any Loan Party shall become unable, publicly admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) the sole Investment Adviser shall fail to be Overland Advisors, LLC, or an Affiliate of Centerbridge, or controlled by an Affiliate of Centerbridge, (ii) the Investment Adviser ceases to be registered under the IAA, (iii) the independent auditors for the Borrower shall fail to be an Approved Auditor, or (iv) the Administrator shall cease to be the administrator of the Borrower;

(l) without the Bank’s prior written consent, there shall occur any assignment (within the meaning of Section 2(a)(4) of the ICA) of the Borrower’s investment advisory agreement;

(m) one or more judgments for the payment of money (not paid or covered by insurance or other indemnity from a financially sound third party fully capable of honoring such indemnity) in an aggregate amount in excess of the Threshold Amount shall be rendered against the Fund and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Fund to enforce any such judgment;

(n) any Loan Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to any Loan Party, any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder;

(o) the suspension of registration of the Fund’s shares or the commencement of any proceeding for such purpose;

(p) except as a result of any sale or other transfer of any asset permitted in accordance with the terms of the Loan Documents, any Lien purported to be created under the Security Agreement shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral (as defined in the Security Agreement), with the priority required by the applicable Security Document;

(q) the Collateral Value Ratio shall exceed 77.5% and the Borrower shall fail to timely cure such breach in accordance with Section 2.4(c)(i);

(r) the Collateral Value Ratio shall exceed 85% and the Borrower shall fail to either (i) timely provide evidence that it has taken action to cure such breach or (ii) timely cure such breach in accordance with Section 2.4(c)(ii);

(s) the Fund shall fail (x) to maintain its qualification as a Regulated Investment Company or (y) to be registered as a closed-end management investment company under the ICA; or

(t) the occurrence of any going concern or other material qualification in any audit or review opinion with respect to any Loan Party.

Section 8.2 Remedies

(a) If any Event of Default shall occur and be continuing then, and in every such event (other than an event described in paragraph (h) or (i) of Section 8.1), and at any time thereafter during the continuance of such event, the Bank may, by notice to the Borrower, take any of the following actions, at the same or different times: (a) declare the Commitment terminated, and thereupon the Commitment shall terminate immediately; (b) declare the Obligations outstanding to be due and payable in whole (or in part, in which case any unpaid principal amount of any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon such Obligations (including accrued and unpaid interest thereon), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (c) without notice or demand pursue and enforce any of the Bank’s rights and remedies under any other Loan Document or otherwise provided under or pursuant to any applicable Law or agreement; and in the case of any event described in paragraph (h) or (i) of Section 8.1, the Commitment shall automatically terminate and the unpaid principal amount of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b) Upon a First Trigger Breach, a Second Trigger Breach, or any acceleration of the Obligations pursuant to Section 8.2(a) (other than by reason of failure to cure a First Trigger Breach or Second Trigger Breach) (each, a “Purchase Right Event”), the Fund and its Affiliates shall have the right to purchase any or all of the Collateral Obligations in the Collateral, in each case by paying to the Bank (in immediately available funds) an amount equal to all outstanding Obligations (a “Purchase Right”). If:

(i) the Fund or its Affiliates fail to provide notice to the Bank of their intent to exercise the Purchase Right (a “Purchase Right Notice”) together with a report detailing which entities will purchase the Collateral Obligations, the sources of funds that will be used and such other information as the Bank may reasonably request in order to assess the feasibility of the proposed purchase (A) in the case of a First Trigger Breach, by 12:00 noon New York time on the twenty-seventh (27th) Business Day following the date of the First Trigger Breach Notice (or such later time as the Bank may agree in its sole discretion), (B) in the case of a Second Trigger Breach Notice, by 12:00 noon New York time on the third (3rd) Business Day following the date of the Second Trigger Breach Notice (or such later time as the Bank may agree in its sole discretion) or (C) in the case of any acceleration of the Obligations pursuant to Section 8.2(a) (other than by reason of failure to cure a First Trigger Breach or Second Trigger Breach), by 12:00 noon New York time on the third (3rd) Business Day following the acceleration of the Obligations (or such later time as the Bank may agree in its sole discretion);

(ii) the Fund and its Affiliates fail to remit the cash purchase price by the close of business on the tenth (10th) Business Day following delivery of the relevant Purchase Right Notice (or such later time as the Bank may agree in its sole discretion); or

(iii) the Bank reasonably determines that the proposed purchase is not reasonably likely to be completed within the applicable timing set forth in clause (ii) (any such event in clauses (i), (ii) or (iii), a “Purchase Right Failure”);

then the Purchase Right in respect of such occurrence of a Purchase Right Event (but without prejudice to such right in the event of any future separate occurrence of a Purchase Right Event) shall be irrevocably forfeited by the Fund and its Affiliates (it being understood and agreed that nothing herein shall prevent the Fund or its Affiliates from bidding at any sale of such Collateral conducted by the Bank or any agent appointed by the Bank); provided that if the Fund and its Affiliates deliver a Purchase Right Notice following the occurrence of a First Trigger Breach or a Second Trigger Breach (but prior to an Event of Default) and such First Trigger Breach or Second Trigger Breach is subsequently cured below the applicable thresholds within the applicable timing set forth in Section 2.4(c), then the Purchase Right Notice shall be deemed void and the Purchase Right shall not be forfeited. The Bank may not effect a disposition of non-cash Collateral prior to the deadline for delivery of a Purchase Right Notice, or if a Purchase Right Notice has been delivered, prior to the occurrence of a Purchase Right Failure.

ARTICLE 9. MISCELLANEOUS

Section 9.1 Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, or sent by electronic transmission in “portable document format”, as follows:

(a) if to the Borrower, to it at c/o Centerbridge Partners, L.P., 375 Park Avenue, 11th Floor, New York, New York 10152; Email: legalnotices@overland-advantage.com; Telephone: +1-212-672-5000;

(b) if to the Bank, to it at 787 7th Avenue, New York, NY 10019, Attention: Vincent Vernet (Telephone: +1-212-471-6688; Email: vincent.vernet@us.bnpparibas.com); Yannick Laborie (Telephone: +44-2075958830; Email: yannick.x.laborie@uk.bnpparibas.com); and Xian Wang (Telephone: +1 212-841-2655; Email: xian.wang@us.bnpparibas.com); with a copy to: dl.credit.structuring.americas@us.bnpparibas.com;

dl.credit_structuring_us@us.bnpparibas.com; DL.TRS.Loan.Trading@bnpparibas.com; and bnppnycollateralmgmt@americas.bnpparibas.com.

Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

Section 9.2 Waivers; Amendments

(a) No failure or delay by the Bank in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank under the Loan Documents are cumulative and are not exclusive of any rights or remedies that the Bank would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the Bank shall have consented thereto in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Credit Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Bank.

(c) Notwithstanding the definition of “Bank” no amendment, waiver, discharge, or termination shall,

(i) without the consent of all the holders of the Loans increase the amount or extend the term of the Commitment of such holder of Loans (other than increases complying with Section 2.8 hereof or an extension of the Stated Maturity Date pursuant to Section 2.3 hereof), decrease the amount of fees (or any other payments) payable to such holder of Loans or accelerate the obligations of any such person with any portion of the Commitment or advance its portion of any Loan;

(ii) extend the time for payment for the principal of or interest on the Obligations (other than an extension pursuant to Section 2.3 hereof), or fees or costs, or reduce the Principal Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations, or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii) release all or any material portion of the Collateral, except as otherwise permitted herein or in the Security Documents; or

(vi) amend the terms of this Section 9.2.

Section 9.3 Expenses; Indemnity; Damage Waiver

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Bank and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Bank) in connection with the preparation, negotiation, closing and administration of the Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Bank and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Bank, in connection with the preparation, negotiation, closing and administration of any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated), and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Bank in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section, or in connection with the Loans, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations, provided that the Borrower shall not in any instance be liable for the fees, charges and disbursements of more than (x) one general outside counsel, (y) one special workout or bankruptcy counsel, and (z) one additional firm of local counsel in each applicable jurisdiction, if any.

(b) The Borrower shall indemnify the Bank and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related costs and expenses (collectively, “Losses”), including, but not limited to, the reasonable fees, charges and disbursements of one outside counsel (and one additional firm of local counsel in each applicable jurisdiction, if any) for the Indemnitees unless the interests of the Indemnitees are sufficiently divergent as to result in a conflict of interest, in which case one additional counsel may be appointed for one or more of the Indemnitees unless such conflict of interest arises in a dispute solely among one or more of the Indemnitees and does not arise out of any Default by the Borrower, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery by the Borrower of any Loan Document or any agreement or instrument contemplated thereby, the performance by the Borrower of its obligations under the Loan Documents or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to any Indemnitee to the extent that such Losses are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith, or willful misconduct on the part of such Indemnitee, (y) a material breach by such Indemnitee of its obligations under any Loan Document or (z) a claim brought against such Indemnitee by another Indemnitee. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by applicable Law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly but in no event later than 30 days after written demand therefor.

Section 9.4 Successors and Assigns

(a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (b) the Bank shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower, such consent not to be (i) required during the continuance of any Event of Default or (ii) unreasonably withheld, conditioned or delayed; provided that, other than in the event of a Specified Event of Default, the Bank shall not assign any of its rights or obligations hereunder to any Disqualified Lender without the Borrower’s prior written consent, and (c) in the event of any assignment hereunder, such assignment shall not be effective unless and until such assignment is recorded in the Register. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of any Loan Document. Notwithstanding anything to the contrary herein contained, the Bank may at any time assign to an Affiliate or a Repackaging SPV and may pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

(b) Notwithstanding anything to the contrary set forth herein or in any other Loan Document, upon assignment of any or all of its Commitment to a Repackaging SPV (the “Repackaging SPV Transferred Interests”), the Bank shall:

(i) continue to be subject to all its obligations which correspond to that portion of its Commitment and participations in Loans forming the Repackaging SPV Transferred Interests, such that the Bank and the Repackaging SPV are jointly and severally liable for all the obligations in respect of the Repackaging SPV Transferred Interests and the Borrower shall have the corresponding rights against each of the Bank and the Repackaging SPV, provided that upon any repayment of Loans to the Repackaging SPV the corresponding increase in the Commitment of the Repackaging SPV and the right of the Repackaging SPV to re-lend monies pursuant to this Credit Agreement shall be assumed solely by the Bank and not the Repackaging SPV if the Bank so notifies the Borrower;

(ii) fund the Repackaging SPV Transferred Interests in respect of that Loan by 2:00 pm (New York time) on the applicable borrowing date if the relevant

Repackaging SPV has failed to so fund (or has confirmed that it will not be able to fund or to the extent the Bank and the Repackaging SPV have otherwise agreed that the Bank will provide the relevant funding) on the applicable borrowing date; and

(iii) retain exclusive control over all rights and obligations with respect to the Repackaging SPV Transferred Interests, including all rights with respect to voting, waivers, consents, modifications, amendments and any confirmations as to satisfaction of any requirements hereunder or under any Loan Document.

Section 9.5 Survival

All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 3.3 and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitment or the termination of this Credit Agreement or any provision hereof.

Section 9.6 Counterparts; Integration; Effectiveness

This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to the Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile transmission or electronic transmission in “portable document format” shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 9.7 Severability

In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.8 Right of Setoff

If an Event of Default shall have occurred and be continuing, the Bank and its Affiliates and a Repackaging SPV are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) or any amount due under any Financial Contract at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter owing under the Loan Documents, irrespective of whether or not it shall have made any demand under any Loan Document and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of set-off) that it may have.

Section 9.9 Governing Law; Jurisdiction; Consent to Service of Process

(a) THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Each party to this Credit Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable Law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 9.12 Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable Law, the rate of interest payable in respect of such Loan, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Alternate Base Rate to the date of repayment, shall have been received by the Bank.

Section 9.13 Treatment of Certain Information

The Bank agrees to use reasonable precautions to keep confidential, in accordance with the Bank’s customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower pursuant to this Credit Agreement which (a) (i) is clearly identified by such Person as being confidential at the time the same is delivered to the Bank, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by the Bank in connection with this Credit Agreement and the transactions contemplated herein (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) on a confidential basis, to such of its respective service providers and Related Parties and including any securitization counterparties and or/insurance providers, (ii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority (in which case the Bank agrees to use commercially reasonable efforts to inform the Borrower promptly thereof), (iii) on a confidential basis, to prospective lenders, participants and/or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which the Bank is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower, or (C) was available to the Bank on a non-confidential basis prior to its disclosure to the Bank by the Borrower; and (vii) to the extent the Borrower shall have consented to such disclosure in writing. The Bank acknowledges that Information furnished to it pursuant to this Credit Agreement may include material non-public information concerning the Borrower, its Related Parties or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable Law. Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict the Bank from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, the Bank to disclose to the Borrower or any affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, the Bank to inform the Borrower or any affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action. Nothing in this Credit Agreement or the Loan Documents shall prevent any of the parties hereto and their respective directors, officers, employees, agents and advisors from disclosing to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Credit Agreement.

Section 9.14 USA Patriot Act Notice

The Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.

Section 9.15 Acknowledgement and Consent to Bail-In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective duly authorized representatives as of the date first above written.

BORROWER:

OVERLAND FINANCING B, LLC, a Delaware limited liability company

By: Overland Advantage, its member

By: /s/ Gavin Baiera
Name: Gavin Baiera
Title: Authorized Signatory

FUND:

OVERLAND ADVANTAGE, a Delaware statutory trust

By: /s/ Gavin Baiera
Name: Gavin Baiera
Title: Authorized Signatory

Overland (Centerbridge) – Credit Agreement

BNP PARIBAS SA

By: /s/ Sarah Wang
Name: Sarah Wang
Title: Managing Director

By: /s/ Vincent Vernet
Name: Vincent Vernet
Title: Director

Overland (Centerbridge) – Credit Agreement

SCHEDULE 1

Eligibility Criteria

“Eligibility Criteria” means, with respect to a Collateral Obligation, unless otherwise agreed in writing by the Bank (acting in its sole discretion) each of the following conditions being satisfied on any date of determination:

(a) the Collateral Obligation is a Broadly Syndicated Loan;

(b) the Markit Depth is at least 1;

(c) security has been granted by the Underlying Obligors pursuant to the Underlying Instrument in favour of the creditors of such Collateral Obligation;

(d) the outstanding principal amount of the Collateral Obligation is less than or equal to the lesser of $25,000,000 and 10% of the total tranche size;

(e) the total tranche size of the Collateral Obligation is not less than $350,000,000;

(f) the Current Price of the Collateral Obligation is not less than 60%;

(g) the Collateral Obligation was acquired for a Purchase Price of not less than 80% at the time of acquisition;

(h) the maturity of the Collateral Obligation is equal to or less than 8 years;

(i) the Borrower is the sole legal and beneficial owner of its interest in the Collateral Obligation;

(j) the Underlying Instruments relating thereto require the payment of cash interest annually or more frequently and without any interest deferral mechanisms;

(k) upon acquisition, it is capable of being, and will be, the subject of a charge, assignment or other security in favour of the Bank for the benefit of the Secured Parties;

(l) it is capable of being transferred, assigned or participated to the Bank (or their nominees), together with any associated security, without any breach of applicable restrictions on transfers or assignments, but subject to customary restrictions on transfer applicable to assets in the nature of the Collateral Obligations;

(m) in respect of which no Investment Default has occurred and is continuing;

(n) the Borrower is not prohibited under the terms of the Underlying Instrument from disclosing the country of classification, industry and size of the Collateral Obligation to the Bank;

(o) to the actual knowledge of the Borrower, such Collateral Obligation was originated by the applicable lead investor(s) in accordance with customary due diligence practices;

(p) the governing law of the Underlying Instrument is either:

(i) the law of the United States or any state thereof;

(ii) English law; or

(iii) the law of the jurisdiction of incorporation or establishment of the Underlying Obligor; provided such jurisdiction is an Eligible Country; and

(iv) the law of such other jurisdiction as may be agreed to between the Borrower and the Bank;

(q) the language of the Underlying Instrument is English (or includes an appropriate translation to English);

(r) it is denominated in an Eligible Currency;

(s) it is not a distressed or rescue loan, as determined by the Borrower in accordance with the Fundamental Policies;

(t) it is not an equity or equity-like instrument (as determined by the Borrower in accordance with the Fundamental Policies) and is not by its terms convertible into or exchangeable for equity at the option of the Borrower or the Underlying Obligor;

(u) it is not “margin stock” (as defined under Regulation U issued by the Board of Governors of the United States Federal Reserve System);

(v) the Domicile and country of risk as defined in Bloomberg field ID DX129 of the relevant Underlying Obligor is an Eligible Country and is not in a Sanctioned Jurisdiction;

(w) no Underlying Obligor is a Sanctioned Person;

(x) no Underlying Obligor or Underlying Obligor Affiliate is operating in a Prohibited Industry;

(y) it is not a Structured Finance Obligation unless otherwise consented to by the Bank in writing;

(z) it is not a Second Lien Loan;

(aa) it is not a PIK Loan;

(bb) it is not a Revolving Credit Facility Loan; and

(cc) it is not junior mezzanine or subordinated debt which is subordinated (whether structurally subordinated or otherwise) in right of payment to any other obligation of the relevant Underlying Obligor (other than pursuant to a Permitted Lien or with respect to trade claims, capitalized leases, other similar obligations or and customary waterfall provisions contained in the applicable loan agreement or indenture), unless otherwise consented to by the Bank.

SCHEDULE 2

Concentration Limits

“Concentration Limits” means, on each date of determination on or after March 3, 2025, the following limitations as applied (unless expressly waived in writing by the Bank) to the Aggregate Portfolio Criteria Amount using the Collateral Value of each Eligible Collateral Obligation:

(a) not more than 5% consists of Eligible Collateral Obligations of any Underlying Obligor (together with its Underlying Obligor Affiliates), except that up to 7% may consist of Eligible Collateral Obligations of the largest single Underlying Obligor (together with its Underlying Obligor Affiliates);

(b) not more than 5% consists of Eligible Collateral Obligations with a Tranche/Issue size lower than $500,000,000;

(c) not more than 10% consists of Eligible Collateral Obligations which are in any single Bloomberg Industry Group, except that (i) up to 30% may consist of Eligible Collateral Obligations which are in a single Bloomberg Industry Group and (ii) up to 15% may consist of Eligible Collateral Obligations which are in two other Bloomberg Industry Groups;

(d) the aggregate Principal Balance of any Eligible Collateral Obligation in relation to a single LXID is not greater than 10% of the aggregate principal balance of the applicable tranche of which such Collateral Obligation is part;

(e) not more than 7% consists of Eligible Collateral Obligations which have a Markit Depth of less than 3;

(f) not more than 5% consists of Eligible Collateral Obligations that are Delayed Drawdown Loans;

(g) not more than 10% consists of Eligible Collateral Obligations with a Domicile and country of risk as defined in Bloomberg field ID DX129 that is not the United States; and

(h) not more than 5% consists of Eligible Collateral Obligations that meet the following ratings requirements (based on the lowest such rating, as applicable):

(i) an S&P Rating of less than B-; or

(ii) a Moody's Rating of less than B3; or

(iii) with no rating.

SCHEDULE 3

Authorized Dealers

ABN

Antares Capital Advisors, LLC

Bank of America Merrill Lynch

Bank of America N.A.

Bank of New York Mellon

Bank of NY Mellon (BNYM Capital Markets)

Barclays Bank PLC

Barclays Capital Inc.

BMO Capital Markets

BNP Paribas SA

BNP Paribas Securities Corp.

BofA Distributors, Inc.

BTIG LLC

Cantor Fitzgerald

Cantor Fitzgerald & Co.

Citicorp Securities Services, Inc.

Citigroup Global Markets Inc.

Citigroup, Inc.

CommerzBank AG

Credit Agricole

Credit Suisse AG

Credit Suisse Securities (USA) LLC

Daiwa Capital Markets America Inc.

Deutsche Bank

Deutsche Bank AG

Deutsche Bank Securities Inc.

FBR Capital Markets & Co.

Fidelity Brokerage Services LLC

Fidelity Capital Markets

Global Hunter Securities LLC

Goldman Sachs

Goldman, Sachs & Co.

Guggenheim Securities LLC

HSBC

HSBC Securities (USA) Inc.

Imperial Capital

Imperial Capital LLC

ING Financial Markets LLC

J.P. Morgan Securities Inc.

Jefferies

Jeffries & Company, Inc.

JP Morgan Chase & Co.

Key Bank

Lazard Freres & Co. LLC

Macquarie Capital USA Inc.

Merrill Lynch & Co., Inc.

Merrill Lynch Government Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities USA Inc.

Mizuho Securities USA Inc.

Morgan Stanley

Morgan Stanley & Co. Incorporated

Natixis Global Asset Management

Nomura Securities International, Inc.

Oppenheimer & Co Inc

RBC Capital Markets

Robert W. Baird

Royal Bank of Canada

RW Baird

Scotia Bank

Scotiabank

Societe General

Societe Generale SA

State Street Bank

Stifel Financial Corp

Truist Banks

TD Securities

UBS AG

UBS Financial Services Inc.

UBS Securities LLC

US Bancorp

Wells Fargo & Company

Wells Fargo Advisors, LLC

Wells Fargo Investments, LLC

Wells Fargo Securities, LLC